Exhibit D

DESCRIPTION OF CANADA

Unless otherwise indicated, dollar amounts hereafter in this document are expressed in Canadian dollars. On November 28, 2025, the daily average rate of the Bank of Canada for conversion of Canadian dollars (“$”) to United States dollars (“U.S.$”) was USD 1.00 = CAD 1.3979.

Certain information contained in the Exhibit has been extracted or compiled from public official documents of Canada, which include statistical data subject to revision. Canada is sometimes referred to as the “Government of Canada” or the “Government” in this Exhibit.

CANADA

GENERAL INFORMATION

Area and Population

Canada is the second largest country in the world, with an area of 9,984,670 square kilometers of which about 891,163 square kilometers are covered by fresh water. The occupied farm land is about 7% and the commercial forest land is about 30% of the total area. The population on July 1, 2025 was estimated to be 41.7 million. Over two thirds of Canada’s population live in metropolitan areas of which Toronto, Montreal and Vancouver are the largest. Most of Canada’s population lives within 200 kilometers of the United States border.

Form of Government

Canada is a federal state composed of ten provinces and three territories. In 1867, the United Kingdom Parliament adopted the British North America Act, which established the Canadian federation comprised of, at that time, the Provinces of Ontario, Québec, Nova Scotia and New Brunswick. Since then, six additional provinces (Manitoba, British Columbia, Prince Edward Island, Saskatchewan, Alberta and Newfoundland and Labrador), along with the Yukon Territory, the Northwest Territories and the territory of Nunavut (which was carved out of the Northwest Territories on April 1, 1999), have become parts of Canada.

The British North America Act (which has been renamed the Constitution Act, 1867) gave the Parliament of Canada legislative power in relation to a number of matters including all matters not assigned exclusively to the legislatures of the provinces. These powers now include matters such as defense, the raising of money by any mode or system of taxation, the regulation of trade and commerce, the public debt, money and banking, interest, bills of exchange and promissory notes, navigation and shipping, extra-provincial transportation, aerial navigation and, with some exceptions, telecommunications. The provincial legislatures have exclusive jurisdiction in such areas as education, municipal institutions, property and civil rights, administration of justice, direct taxation for provincial purposes and other matters of purely provincial or local concern.

On September 8, 2022, on the passing of Queen Elizabeth II, His Majesty King Charles III automatically became the Sovereign of Canada. The accession of His Majesty was formally proclaimed by the Government of Canada on September 10, 2022 by way of statutory instrument SI/2022-42. The executive power of the federal Government is vested in the King, represented by the Governor General, whose powers are exercised on the advice of the federal Cabinet, which is responsible to the House of Commons. The legislative branch at the federal level, Parliament, consists of the Crown, the Senate and the House of Commons. The Senate has 105 seats. There are 24 seats each for the Maritime Provinces (Prince Edward Island, Nova Scotia and New Brunswick), Québec, Ontario and the Western Provinces (Manitoba, Saskatchewan, Alberta and British Columbia), six for Newfoundland and Labrador and one each for the three territories (Nunavut, Northwest Territories and Yukon). Senators are appointed by the Governor General on the advice of the federal Cabinet and hold office until age 75. The House of Commons has 343 members, elected by voters in single-member constituencies. The leader of the political party that gains the most seats in each general election is usually invited by the Governor General to be Prime Minister and to form the Government. The Prime Minister selects the members of the federal Cabinet from among the members of the House of Commons and the Senate (in practice almost entirely from the former). The House of Commons is elected for a period of five years. Since May 2007, the Canada Elections Act requires that a general election be held on a fixed date: the third Monday of October in the fourth calendar year following the previous general election. However, the law does not prevent the Governor General from dissolving Parliament at another date. The date of a general election is set by the Governor in Council.

The most recent general election was held on April 28, 2025. As a result of that election the Liberal Party of Canada formed the Government. As of November 11, 2025, the distribution of seats in the House of Commons is as follows: the Liberal Party of Canada has 170 seats, the Conservative Party of Canada has 143 seats, the Bloc Québécois has 22 seats, the New Democratic Party has 7 seats, and the Green Party of Canada has one seat. There are no vacant seats.

The executive power in each province is vested in the Lieutenant Governor, appointed by the Governor General on the advice of the federal Cabinet. The Lieutenant Governor’s powers are exercised on the advice of the provincial cabinet, which is responsible to the legislative assembly. Each provincial legislature is composed of a Lieutenant Governor and a legislative assembly and, depending on the province, members of provincial legislative assemblies are elected for four or five years. The practice of selecting the provincial premier and the provincial cabinet in each province follows that described for the federal level, as does dissolution of a legislature.

The judicial branch of government in Canada is composed of an integrated set of courts created by federal and provincial law. At the federal level there are two principal courts, the Supreme Court of Canada which is the highest appeal court in Canada and the Federal Court of Canada which, among other things, deals with federal revenue laws and claims involving the Government. Judges of the two federally constituted courts and those of the provincial superior and county courts are appointed by the Governor General on the advice of the federal Cabinet and hold office during good behavior until age 70 or 75. Judges of the magistrates courts (commonly known as provincial courts) are appointed by the provincial government and usually hold office until age 65 or 70.

Constitutional Reform

In April 1982, Queen Elizabeth II proclaimed the Constitution Act, 1982, terminating British legislative jurisdiction over Canada’s Constitution. The Constitution Act, 1982 provides that Canada’s Constitution may be amended pursuant to an amending formula contained therein and contains the Canadian Charter of Rights and Freedoms, including the linguistic rights of Canada’s two major language groups.

The government of Québec did not sign the constitutional agreement which led to the repatriation of the Canadian Constitution and the proclamation of the Constitution Act, 1982. Although Québec is legally bound by the Constitution Act, 1982, the government of Québec set out five conditions for accepting the legal legitimacy of the Act. Discussions on those principles led on April 30, 1987 at Meech Lake to a unanimous agreement by First Ministers on principles respecting each of Québec’s conditions.

A constitutional resolution to give effect to the Meech Lake Accord was adopted by Parliament and eight provinces before the deadline for ratification on June 23, 1990. In the absence of ratification by Newfoundland and Manitoba, the amendment was not adopted. In the wake of this event, the most extensive series of public consultations on constitutional matters ever to occur in Canada began through the work of both provincial and federal commissions and committees, among other things. Recommendations produced by this process were then assessed by a series of multilateral negotiations involving the federal, provincial and territorial governments and four national Aboriginal organizations, held from April to July 1992. Agreement was reached on a wide range of constitutional issues through the multilateral process which led to a First Ministers’ Conference held in Charlottetown in August 1992.

The Charlottetown Accord was an extensive package of reforms agreed upon by the federal, provincial and territorial governments and the four Aboriginal organizations. On October 26, 1992, Canadians were asked in a referendum if they agreed that the Constitution of Canada should be renewed on the basis of the Charlottetown agreement. A majority of Canadians in a majority of the provinces, including a majority in Québec and a majority of Status Indians living on reserves, declined to provide such a mandate. Consequently, governments set aside the constitutional issue and announced their intention to concentrate on social and economic initiatives that do not require constitutional change.

Québec

In September 1994, the Parti Québécois was elected, and its platform called for Québec’s accession to independence. On October 30, 1995, the government of Québec held a consultative referendum under provincial law, seeking a mandate to secede from Canada and proclaim Québec’s independence, after having made a formal offer of a new economic and political partnership between Québec and the rest of Canada. The government’s proposal was rejected by a vote of 50.6% against and 49.4% in favour, with a participation rate of 93%. While all sides accepted the 1995 referendum results, the Parti Québécois has not abandoned the goal of achieving independence for Québec.

In September 1996, the Government of Canada referred a series of legal questions to the Supreme Court of Canada with a view to clarifying, at both domestic and international law, whether the government of Québec has the right to secede from Canada unilaterally. On August 20, 1998, the Supreme Court rendered judgment, ruling that the government of Québec cannot, under either the Constitution of Canada or international law, legally effect the unilateral secession of Québec from Canada. The Supreme Court also stated that, if a clear majority of Québecers were to clearly and unambiguously express their will to secede, the federal and provincial governments in Canada would then have a constitutional obligation to enter into negotiations to address the potential act of secession as well as its possible terms should, in fact, secession proceed.

On June 29, 2000, the Government of Canada enacted a law to give effect to the requirement for clarity set out in the opinion of the Supreme Court. That law requires the House of Commons to assess, prior to any future referendum on the secession of a province, whether the referendum question made clear that the province would cease to be part of Canada and become an independent country. The law further requires that, after the vote itself, the House of Commons also assess whether there appeared to be a clear majority in support of the question. Only if both these conditions were met would the Government of Canada be authorized to enter into negotiations which might lead to the constitutional amendments required to effect secession.

In the provincial election of October 3, 2022, the Coalition avenir Québec party was re-elected and formed a majority government having obtained 90 out of 125 seats in Quebec’s National Assembly (41.0% of the votes cast), as compared to 21 seats (14.4% of the votes cast) for the official opposition Quebec Liberal Party, 11 seats (15.4% of the votes cast) for the Québec solidaire party and three seats (14.6% of the votes cast) for the Parti Québécois.

THE CANADIAN ECONOMY1

General

The key economic indicators for the Canadian economy and the Government of Canada consolidated statement of operations and accumulated deficit are presented in the following tables.

KEY ECONOMIC INDICATORS

	For the 2025 quarter ended (year-over-year)
	September	June	March	2024	2023	2022	2021	2020
Real GDP annual percentage change (1)	1.4	1.6	2.9	2.0	2.0	4.7	6.0	-5.0
Nominal GDP annual percentage change (2)	3.9	3.9	6.1	4.8	3.5	12.9	14.2	-4.0
GDP Implicit Price Index (2)(3)	2.5	2.2	3.1	2.7	1.5	7.9	7.8	1.1
Consumer Price Index (total items) (3)(4)	2.0	1.8	2.3	2.4	3.9	6.8	3.4	0.7
Unemployment Rate (percent) (2)(5)	7.0	6.9	6.6	6.4	5.4	5.3	7.5	9.7
Trade Balance (in millions of dollars) (2)	-10,559	-19,136	1,345	-5,697	3,225	14,013	2,620	-49,062

Source: Statistics Canada.

(1)	At market prices, chained 2017 dollars, and seasonally adjusted.
(2)	Seasonally adjusted.
(3)	Annual percentage changes.
(4)	Year-over-year growth rates for CPI are not based on seasonally adjusted data.
(5)	Unemployment levels are calculated using the difference between labor force and employment for the quarters.

GOVERNMENT OF CANADA – CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED OPERATING DEFICIT

(millions of dollars)

	For the years ended March 31(3)
	2025	2024	2023(1,2)	2022	2021
Total revenues	510,951	459,549	447,815	413,277	316,446
Total program expenses, excluding net actuarial losses	489,869	466,663	438,555	468,919	608,522
Public debt charges	53,410	47,273	34,955	24,487	20,358
Annual operating surplus or deficit (-) before net actuarial losses	-32,328	-54,387	-25,695	-80,129	-312,434
Net actuarial losses	-4,020	-7,489	-9,627	-10,186	-15,295
Annual operating deficit	-36,348	-61,876	-35,322	-90,315	-327,729
Accumulated operating deficit at end of year	-1,281,842	-1,245,494	-1,183,618	-1,139,975	-1,048,746

Source: Public Accounts of Canada 2025 (Volume 1, Table 1.1).

(1)	Years prior to 2022 figures have not been restated following the adoption of Public Sector Accounting Standard PS 3280 Asset Retirement Obligations in 2023.
(2)	The 2023 accumulated operating deficit at beginning of year has been adjusted to account for changes resulting from the introduction of the financial instrument suite of standards in 2023.
(3)

The figures up to 2022 have been reclassified in the fiscal year 2023 to reflect the change in the financial instrument suite of standards. Other than the 2022 restated figures, the restatements in the prior years have not been audited.

[1]

Quarterly and semi-annual figures or changes are based upon seasonally adjusted data, except where otherwise indicated. All percentage changes are compounded at annual rates. For percentage changes over more than one year, the method of computation includes growth over the entire period indicated. Unless otherwise specified, all growth rates on page 6 are calculated using real GDP at basic prices, chained 2017 dollars.

The chart below shows the distribution of real gross domestic product (“GDP”) at basic prices (2017 constant dollars) in 2024, which is indicative of the structure of the economy.

Source: Statistics Canada, Gross Domestic Product by Industry.

Note: Total may not add to 100% due to rounding and rebasing.

(1)

GDP is a measure of production originating within the geographic boundaries of Canada, regardless of whether factors of production are Canadian or non-resident owned, whereas gross national product (“GNP”) measures the value of Canada’s total production of goods and services – that is, the earnings of all Canadian owned factors of production. Quantitatively, GDP is obtained from GNP by adding investment income paid to non-residents and deducting investment income received from non-residents. GDP at basic prices represents the value added by each of the factors of production and is equivalent to GDP at market prices less net taxes on products. These differences can cause discrepancies in levels and growth rates of GDP at basic prices on pages 5 and 6 and GDP at market prices on pages 7 and 8.

**	The agriculture, forestry, fishing, and hunting; and mining and oil and gas extraction sectors both include support activities.

The volume of industry and sector output in the following discussion provides “chained dollar” measures of the contribution of each industry to GDP at basic prices. The share of service-producing industries in real GDP was 74.9% in 2024 while the remaining 25.1% was attributed to goods-producing industries.

The following table shows the composition of Canada’s real GDP at basic prices (2017 chained dollars) by sector in 2014 and over the 2019-2024 period.

REAL GROSS DOMESTIC PRODUCT AT BASIC PRICES(1) BY INDUSTRY

	For the years ended December 31
	2024	2023	2022	2021	2020	2019	2024	2019	2014
		(millions of chained 2017 dollars)					(percentage distribution)(4)

Agriculture (2)	38,561	37,282	38,445	28,779	35,783	34,972	1.7	1.7	1.5
Forestry, fishing and hunting	5,367	5,456	5,857	6,241	5,741	6,363	0.2	0.3	0.4
Mining and oil and gas extraction	115,371	111,153	109,278	105,153	99,944	108,512	5.0	5.2	5.2
Manufacturing	205,867	211,365	211,521	207,958	195,381	213,615	8.9	10.2	10.7
Construction	166,101	166,078	166,706	165,230	153,594	156,910	7.2	7.5	8.3
Utilities	46,836	46,704	47,699	45,619	45,634	46,118	2.0	2.2	2.2
Transportation and warehousing	101,939	98,356	92,235	78,923	74,098	97,356	4.4	4.7	4.4
Wholesale and retail trade	245,299	241,808	238,722	229,126	215,883	220,002	10.7	10.5	10.6
Finance, insurance and real estate	472,715	457,822	449,844	444,415	422,868	413,606	20.6	19.8	18.7
Public administration	165,551	161,453	157,687	154,829	148,137	150,491	7.2	7.2	7.2
Health, social, educational, professional and other services	523,015	507,736	490,884	464,245	430,602	443,990	32.0	30.7	30.8

Total (3)	2,294,944	2,250,382	2,206,344	2,106,787	1,988,201	2,089,992	100	100	100

Source: Statistics Canada, Industry Accounts Division.

(1)

GDP is a measure of production originating within the geographic boundaries of Canada, regardless of whether factors of production are Canadian or non-resident owned, whereas gross national product (“GNP”) measures the value of Canada’s total production of goods and services – that is, the earnings of all Canadian owned factors of production. Quantitatively, GDP is obtained from GNP by adding investment income paid to non-residents and deducting investment income received from non-residents. GDP at basic prices represents the value added by each of the factors of production and is equivalent to GDP at market prices less net taxes on products. These differences can cause discrepancies in levels and growth rates of GDP at basic prices on page 6 and GDP at market prices on page 7.

(2)	Agriculture includes support activities for agriculture and forestry.
(3)	Totals are not always equal to the sum of their components.
(4)	Percentage distribution is based on GDP at basic prices using 2017 constant dollars.

Real GDP at market prices grew 2.0% in 2024, higher than what was forecasted in Canada’s Budget 2024 (0.7%), and in line with average long term growth since 2014 (2.0%).The Canadian economy shrank by 5.0% in 2020, but grew by 6.0% in 2021, 4.7% in 2022, and 2.0% in both 2023 and 2024. Real GDP posted 2.9% year-over-year growth in the first quarter of 2025, followed by increases of 1.6% and 1.4% in the second and third quarters of 2025, respectively.

The share of service-producing industries in real GDP at basic prices grew between 2014 (71.5%) and 2024 (74.9%). The fastest growing industry in the services sector has been finance, insurance, and real estate, which grew at an average annual growth rate of 2.9% between 2014 and 2024, compared to an average annual growth rate of 2.1% for the overall service sector. The goods-producing sector constituted 25.1% of real GDP at basic prices in 2024, down from 28.4% in 2014. The largest decrease occurred in manufacturing, with its share falling from 10.7% in 2014 to 8.9% in 2024.

Manufacturing was the largest goods-producing industry in Canada by GDP (at basic prices) in 2024. Real manufacturing output was unchanged in 2019, and fell by 8.5% in 2020. Output rebounded in 2021 and 2022, growing 6.4% and 1.7% respectively, before falling 0.1% and 2.6% in 2023 and 2024, respectively. Year-over-year growth in manufacturing output fell by 0.5%, 3.5% and 2.5% in the first, second and third quarters of 2025, respectively.

The construction sector was the second largest goods-producing sector in Canada in 2024. Construction output grew by 0.8% in 2019 before declining by 2.1% in 2020. Growth picked up in 2021 to 7.6% and continued at 0.9% in 2022, before declining by 0.4% in 2023 and remaining flat in 2024. More recently, construction output has rebounded on a year-over-year basis by 1.7%, 1.5% and 2.6% in the first, second and third quarters of 2025, respectively.

Mining and oil and gas extraction was the third largest goods-producing industry by GDP in 2024. In 2019, real output from mining and oil and gas extraction declined by 0.9% and 7.9% in 2020. As it recovered from the COVID-19 pandemic in 2021, the sector grew 5.2%, and further grew by 3.9%, 1.7% and 3.8% in 2022, 2023, and 2024, respectively. Over the 2019-2024 period, the sector’s real GDP increased by 6.3%, driven primarily by a 9.6% increase in the oil and gas subsector. Year-over-year output in the mining and oil and gas extraction sector grew 5.3%, 2.4% and 4.6% in the first, second, and third quarters of 2025, respectively.

Although the share of agricultural output2 in total real GDP was only 1.7% in 2024, agriculture is a significant contributor to foreign exchange earnings. Wheat is Canada’s principal agricultural crop and one of its largest export products by value. Wheat crop production was 32.7 million tonnes in 2019, and 35.4 million tonnes in 2020. In 2021, amid drought conditions in Western Canada, wheat yields declined to 22.4 million tonnes. Wheat crop production has since recovered to 34.9 million tonnes in 2022, 33.4 million tonnes in 2023, and 35.9 million tonnes in 2024.

[2]	Agriculture includes support activities for agriculture and forestry.

Gross Domestic Income and Expenditure3

Nominal GDP at market prices was $3.1 trillion in 2024. Nominal GDP grew by 3.5% in 2019, contracted by 4.0% in 2020, and rebounded with increases of 14.2% in 2021 and 12.9% in 2022, before moderating to 3.5% and 4.8% growth in 2023 and 2024 respectively. On a year-over-year basis, nominal GDP increased by 6.1% in the first quarter, 3.9% in the second quarter and 3.9% in the third quarter of 2025, respectively.

GROSS DOMESTIC INCOME AND EXPENDITURE

	First 3 quarters (1)		For the years ended December 31
	2025	2024	2024	2023	2022	2021	2020
	(millions of dollars)
Income
Compensation of employees	1,620,873	1,557,357	1,567,988	1,480,040	1,387,017	1,269,424	1,161,007
Gross operating surplus	889,887	838,689	848,412	838,539	874,554	750,091	618,188
Gross mixed income	398,177	371,779	376,710	341,700	312,829	291,090	277,762
Taxes less subsidies and statistical discrepancy	319,460	317,931	315,441	304,922	289,759	225,213	163,570

Gross Domestic Income	3,228,397	3,085,756	3,108,551	2,965,201	2,864,159	2,535,818	2,220,527

Expenditure
Final consumption expenditure	2,501,615	2,376,779	2,394,671	2,261,266	2,133,389	1,916,486	1,765,871
Household final consumption expenditure	1,748,932	1,669,503	1,680,970	1,602,272	1,511,382	1,336,357	1,225,996
General governments final consumption expenditure	704,032	660,136	666,385	614,278	581,292	542,966	504,084
Non-profit institutions serving households’ final consumption expenditure	48,651	47,140	47,316	44,716	40,715	37,163	35,791
Gross fixed capital formation	736,897	704,705	712,174	683,194	661,124	603,253	514,812
Business gross fixed capital formation	602,913	579,356	585,203	568,001	556,433	506,745	424,035
Residential structures	242,667	232,292	235,515	228,827	245,090	239,124	183,854
Non-residential structures, machinery and equipment	281,793	272,160	274,047	268,690	247,306	212,109	192,393
Intellectual property products	78,453	74,904	75,641	70,484	64,037	55,512	47,788
General governments gross fixed capital formation	129,312	120,799	122,371	111,318	101,425	93,758	88,425
Non-profit institutions serving households’ gross fixed capital formation	4,672	4,551	4,600	3,875	3,266	2,750	2,352
Investment in inventories	27,424	14,363	8,023	17,709	55,687	13,078	-11,314
Exports of goods and services	1,006,996	999,373	1,009,319	988,647	965,827	790,542	654,470
Imports of goods and services	1,044,796	1,009,020	1,015,016	985,422	951,814	787,922	703,532
Statistical discrepancy	261	-444	-620	-193	-54	381	220

Gross domestic expenditure	3,228,397	3,085,756	3,108,551	2,965,201	2,864,159	2,535,818	2,220,527

Gross domestic expenditure in Chained 2017 dollars	2,495,263	2,446,993	2,456,310	2,407,055	2,360,944	2,255,059	2,128,408

Source: Statistics Canada, Gross domestic product, income- and expenditure-based.

(1)	Seasonally adjusted at annual rates.

[3]	Year-over-year growth rates for nominal GDP at market prices are based on seasonally adjusted data.

Economic Developments and Main Risks to the Economy4

Canada’s economic recovery since the pandemic recession has been strong, with growth picking up in 2024, supported by robust domestic demand, lower interest rates and continued population gains. More recently, the Canadian economy has continued growing compared to a year ago despite U.S. tariffs and elevated uncertainty weighing on business investment decisions and the trade outlook. Inflation has been within target range since August 2024, allowing the Bank of Canada to cut interest rates. Lower rates are expected to support domestic consumption and business investment in the near term. Slower population growth and global uncertainty are expected to weigh on economic activity, but this will be partly offset by strength in household spending, supported by lower interest rates and strong household balance sheets. Moreover, slower population growth will also bring better balance to labor and housing markets. Reflecting this, economic growth is expected to moderate in 2025 before picking up in 2026.

Real GDP grew by 1.9% in 2019, before declining by 5.0% in 2020 during the pandemic. Since then, real GDP has rebounded by 6.0% in 2021, 4.7% in 2022, 2.0% in 2023, and 2.0% in 2024. On a year-over-year basis, Canada’s real GDP grew by 2.9%, 1.6%, and 1.4% in the first, second, and third quarters of 2025, respectively. The slowdown in 2025 reflects the impact of U.S. tariffs and trade uncertainty on the economy, though domestic demand have remained resilient, with real household consumption in the first three quarters of the year growing at 1.5%.

The GDP implicit price deflator grew 1.5% in 2019, 1.1% in 2020, 7.8% in 2021, 7.9% in 2022, 1.5% in 2023 and 2.7% in 2024. The year-over-year change in the implicit price deflator was 3.1%, 2.2% and 2.5% during the first, second and third quarters of 2025, respectively.

Nominal GDP, which reflects both real GDP and the GDP implicit price deflator, grew by 3.5% in 2019, before contracting 4.0% in 2020 during the pandemic. Since then, nominal GDP rebounded by 14.2% in 2021, 12.9% in 2022, 3.5% in 2023, and 4.8% in 2024. The year-over-year change in nominal GDP was 6.1%, 3.9% and 3.9% during the first, second and third quarters of 2025, respectively.

In Canada, total consumer price index (CPI) rose 1.9% in 2019, 0.7% in 2020, 3.4% in 2021, 6.8% in 2022, 3.9% in 2023, and 2.4% in 2024. On a year-over-year basis, total CPI increased 2.3%, 1.8% and 2.0% in the first three quarters of 2025, respectively. The decline of inflation from its peak in 2022 reflects falling energy prices, easing global supply-chain issues, and the Bank of Canada’s rapid interest rate hikes, which brought inflation down from its 2022 peak to within the 1-3% target range since 2024. Interest rates have since come down and support household and business spending throughout 2025.

In current dollar terms, the trade balance in goods and services was a deficit of $33.9 billion in 2019 and $49.1 billion in 2020. Canada posted surpluses of $2.6 billon, $14.0 billion, and $3.2 billion in 2021, 2022, and 2023, respectively, before posting a deficit of $5.7 billion in 2024. Elevated global uncertainty and successive rounds of U.S. tariffs have materially affected Canadian exports. In the first three quarters of 2025, the average trade balance in goods and services was a deficit of $9.5 billion.

[4]

In this section all figures, except the savings rates, inflation and the trade balance, are reported in real terms and growth rates are calculated from GDP at market prices, chained 2017 dollars, seasonally adjusted at annual rates unless otherwise noted.

Prices and Costs

The GDP implicit price deflator increased 1.1% in 2020, 7.8% in 2021, 7.9% in 2022, 1.5% in 2023, and 2.7% in 2024. The year-over-year change in the implicit price deflator was 3.1%, 2.2% and 2.5% during the first three quarters of 2025, respectively.

Inflation emerged as a significant global economic challenge during the pandemic recovery, driven by supply chain disruptions, rebounding demand, and surging commodity prices. In Canada, total CPI rose 0.7% in 2020, 3.4% in 2021, 6.8% in 2022, 3.9% in 2023, and 2.4 in 2024. On a year-over-year basis, total CPI increased 2.3%, 1.8% and 2.0% in the first three quarters of 2025, respectively.5 The decline of inflation from its peak in 2022 reflects falling energy prices, easing global supply-chain issues, and the Bank of Canada’s rapid interest rate hikes, which brought inflation down from its 2022 peak to within the 1-3% target range in early 2024.

PRICE DEVELOPMENTS

	GDP Implicit Price Index (1)	Consumer Price Index						Industrial Product Price Index
For the years ended December 31,		Total	Food	Total excluding Food	Energy	Total excluding Food and Energy	Shelter
	(annual percentage changes)
2020	1.1	0.7	2.3	0.4	-7.3	1.1	1.7	-0.4
2021	7.8	3.4	2.5	3.6	19.2	2.4	3.9	13.9
2022	7.9	6.8	8.9	6.4	22.8	5.0	6.9	12.8
2023	1.5	3.9	7.5	3.2	-3.8	3.9	5.6	-1.8
2024	2.7	2.4	2.7	2.3	-0.5	2.6	5.7	0.9

2024Q4	2.2	1.9	2.2	1.9	-1.3	2.1	4.7	2.4
2025Q1	3.1	2.3	1.3	2.5	2.7	2.5	4.2	5.1
2025Q2	2.2	1.8	3.4	1.5	-11.1	2.6	3.1	1.7
2025Q3	2.5	2.0	3.5	1.7	-7.1	2.5	2.7	3.9

Source: Statistics Canada.

(1)	This implicit price index is based on seasonally adjusted data.

[5]	Year-over-year growth rates for CPI are based on non-seasonally adjusted data.

Labor Market

The following table shows labor market characteristics for the periods indicated.

LABOR MARKET CHARACTERISTICS(1)

(thousands of persons)

	Canada			Atlantic Provinces			Quebec
For the years ended December 31,	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate
	(thousands)		(percent)	(thousands)		(percent)	(thousands)		(percent)
2020	20,010	18,073	9.7	1,228	1,092	11.1	4,487	4,087	9.0
2021	20,508	18,973	7.5	1,270	1,146	9.8	4,541	4,265	6.1
2022	20,843	19,748	5.3	1,287	1,187	7.8	4,593	4,396	4.3
2023	21,498	20,341	5.4	1,317	1,222	7.2	4,734	4,524	4.4
2024	22,133	20,723	6.4	1,360	1,258	7.5	4,821	4,563	5.3

2024Q4	22,350	20,842	6.7	1,365	1,262	7.6	4,885	4,605	5.7
2025Q1	22,474	20,983	6.6	1,365	1,264	7.4	4,900	4,632	5.5
2025Q2	22,561	21,003	6.9	1,370	1,267	7.5	4,940	4,642	6.0
2025Q3	22,584	20,997	7.0	1,375	1,266	7.9	4,923	4,640	5.7

	Ontario			Prairie Provinces			British Columbia
For the years ended December 31,	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate
	(thousands)		(percent)	(thousands)		(percent)	(thousands)		(percent)
2020	7,809	7,046	9.8	3,702	3,319	10.4	2,783	2,528	9.2
2021	8,061	7,407	8.1	3,763	3,470	7.8	2,872	2,685	6.5
2022	8,224	7,766	5.6	3,829	3,624	5.4	2,911	2,775	4.7
2023	8,487	8,009	5.6	3,956	3,739	5.5	3,004	2,847	5.2
2024	8,753	8,144	7.0	4,112	3,843	6.5	3,087	2,914	5.6

2024Q4	8,841	8,183	7.4	4,167	3,881	6.9	3,091	2,911	5.8
2025Q1	8,908	8,243	7.5	4,171	3,902	6.4	3,131	2,943	6.0
2025Q2	8,902	8,205	7.8	4,196	3,928	6.4	3,153	2,961	6.1
2025Q3	8,900	8,203	7.8	4,247	3,943	7.2	3,139	2,945	6.2

Source: Statistics Canada, Tables 14-10-0017-01 and 14-10-0287-01 Labour force characteristics.

(1)	Averages of monthly data throughout the reported period using seasonally-adjusted data.

Employment declined by 5.2% in 2020 due to the pandemic and then rebounded by 5.0% in 2021 and 4.1% in 2022. Growth moderated to a more normal rate in 2023 and 2024, reaching respectively 3.0% and 1.9%. Over the first three quarters of 2025, employment grew by 1.9%, 1.4% and 1.2%, respectively, on a year-over-year basis. Meanwhile, the labor force fell by 1.0% in 2020, before rebounding steadily by 2.5% in 2021, 1.6% in 2022, 3.1% in 2023 and 3.0% in 2024. In the first three quarters of 2025, the labor force has grown by 2.7%, 2.1%, and 1.7%, respectively, on a year-over-year basis. Strong population growth has underpinned these increases in both employment and the labor force in the years following the pandemic. Part of the recent slowdown in growth partially reflects that population growth has since weakened, stemming from the Government of Canada’s Immigration Levels Plan.

The unemployment rate increased to an average of 9.7% in 2020 and then declined to 7.5% in 2021 and 5.3% in 2022, before rising to 5.4% in 2023 and 6.4% in 2024. Canada’s unemployment rate stood at 6.6%, 6.9% and 7.0% in the first three quarters of 2025, respectively, as the economy slowed amid the impact of tariffs and trade uncertainty.

Over the first three quarters of 2025, employment in the services sector accounted for 80.0% of total employment, a similar share than in 2024. Within the service sector, the largest employment subsectors are health care and social assistance and retail trade. Employment in the goods sector, which made up 20.0% of Canadian employment in the first three quarters of 2025, is led by the manufacturing and construction subsectors.

SHARE OF TOTAL EMPLOYMENT BY SECTOR

(in percentages)

	For the years ended December 31,
	2025(1)	2024	2023	2022	2021
Total, all industries	100.0	100.0	100.0	100.0	100.0
Goods-producing sector	20.1	20.2	20.6	20.7	20.8
Agriculture	1.1	1.1	1.3	1.3	1.4
Forestry and logging with support activities	0.2	0.2	0.2	0.2	0.3
Fishing, hunting and trapping	0.1	0.1	0.1	0.1	0.1
Mining, quarrying, and oil and gas extraction	1.3	1.4	1.4	1.3	1.4
Utilities	0.8	0.7	0.8	0.8	0.7
Construction	7.8	7.8	7.9	7.9	7.7
Manufacturing	8.8	8.9	9.1	9.1	9.3
Services-producing sector	79.9	79.8	79.4	79.3	79.2
Wholesale trade	3.4	3.4	3.4	3.5	3.5
Retail trade	10.8	10.7	11.3	11.6	11.7
Transportation and warehousing	5.1	5.2	5.1	5.0	5.2
Finance, insurance, real estate and leasing	7.1	6.9	6.8	6.9	7.0
Professional, scientific and technical services	9.6	9.5	9.3	9.2	9.0
Business, building and other support services	3.3	3.4	3.4	3.5	3.6
Educational services	7.5	7.6	7.5	7.5	7.7
Health care and social assistance	13.7	13.6	13.3	13.3	13.3
Information, culture and recreation	4.1	4.1	4.2	4.1	3.8
Accommodation and food services	5.6	5.5	5.6	5.3	5.1
Other services	3.7	3.9	3.8	3.6	3.8
Public administration	6.0	5.9	5.8	5.8	5.7

Source: Statistics Canada, Table 14-10-0022-01 Labour force characteristics.

(1)	First three quarters.

EXTERNAL TRADE

Canada is working towards re-calibrating its trade relations with the United States (“U.S.”), in order to mitigate the impacts of tariffs on Canadian industries and the economy in general. From March to August 2025, Canada responded to wide-ranging U.S. tariffs with countermeasures targeting imports of American consumer goods, steel and aluminum products, and passenger vehicles. These were designed to protect the domestic market for Canadian suppliers losing access to the United States. At the same time, Canada applied targeted tariff remission to avoid significant cost increases and disruptions to inputs used in further manufacturing, goods with safety and national security implications, and imports of Canada’s automotive assemblers.

On September 1, 2025, Canada repealed tariffs on all U.S. goods with the exception of 25 percent surtaxes on steel, aluminum and passenger vehicles, which are subject to relief granted through Canada’s remission process. The repeal was in recognition that most Canadian exports to the U.S. enter the U.S. tariff free, provided they comply with the Canada-United States-Mexico Agreement (“CUSMA”). At the time of writing, Canadian exports of aluminum, steel products and derivatives, passenger vehicles, trucks, buses, softwood lumber and copper materials continue to face U.S. tariffs ranging from 25 percent to 50 percent. Meanwhile Canada maintains surtaxes of 25 percent on steel and aluminum products and passenger vehicles, subject to relief granted through Canada’s remission process. The 2026 review of the CUSMA by the three parties provides a further opportunity to take stock of how the CUSMA has functioned, address outstanding issues, and strengthen the North American trade regime to increase trade stability and economic security on the continent.

To address the impacts of United States tariffs of 50 percent on the Canadian steel industry as well as the risk of trade diversion caused by U.S. steel tariffs applicable to other countries, Canada introduced a tariff-rate quota regime for global steel imports starting in June 2025. Imports from countries with which Canada has free trade agreements (with the exclusion of the U.S. and Mexico) are eligible for duty-free treatment on 100 percent of 2024 levels (set to decline to 75 percent). Imports from countries with which Canada does not have free trade agreements are eligible for duty-free treatment on 50 percent of 2024 levels (set to decline to 20 percent). Imports in excess of these levels are subject to 50 percent surtaxes.

To address China’s non-market practices and overcapacity in certain sectors, in July 2025 Canada imposed 25 percent surtaxes on certain steel goods containing steel melted and poured in China and on certain aluminum goods containing aluminum smelted and cast in China. These surtaxes are further to those on imports of Chinese-made electric vehicles (100 percent surtax starting on October 1, 2024) and Chinese-made steel and aluminum products (25 percent surtax starting on October 22, 2024).

In response to the invasion of Ukraine, on March 2, 2022, Canada withdrew eligibility for Most-Favoured-Nation (“MFN”) tariff treatment for virtually all goods originating in Russia and Belarus, resulting in the application of the General Tariff of 35% to these imports. This trade measure, in force indefinitely, is accompanied by Canada’s import prohibition on Russian petroleum products implemented on March 10, 2022. To address the exceptional circumstances of the illegal war and its impact on the Ukrainian economy, on June 9, 2022, Canada also implemented a temporary waiver of tariffs and trade remedy duties on imports originating in Ukraine, which currently extends to June 9, 2026.

As the only G7 member to have concluded trade agreements with all other G7 countries, Canada is pursuing an enhanced trade diversification agenda. Canada is committed to expanding and diversifying trade with large, fast-growing markets and regional groupings. In this respect, a focus of Canada’s Indo-Pacific Strategy (“IPS”) is to expand trade, investment and supply chain resilience in the Indo-Pacific region. The IPS seeks to increase export diversification and market access, including through the negotiation of new free trade agreements (“FTAs”) in the region. Since November 2021, Canada has been conducting trade negotiations with the 10 countries of the Association of Southeast Asian Nations (ASEAN: Brunei, Cambodia, Indonesia, Lao PDR, Malaysia, Myanmar, Philippines, Singapore, Thailand, and Vietnam). In September 2025, Canada signed a Comprehensive Economic Partnership Agreement with Indonesia, expected to be implemented in 2026. This would be Canada’s first agreement with an ASEAN country, improving market access conditions and creating a more predictable trade environment with the largest economy in that region.

The Comprehensive and Progressive Agreement for Trans-Pacific Partnership (“CPTPP”) is a plurilateral trade agreement among Canada and Australia, Brunei, Chile, Japan, Malaysia, Mexico, New Zealand, Peru, Singapore and Vietnam. The CPTPP entered into force on December 30, 2018, for the first six countries to ratify the agreement, including Canada, and has since become effective with respect to the remaining members. As a result, Canada benefits from expanded preferential market access to the CPTPP countries. The Agreement also provides for potential expansion to include new economies, provided that they demonstrate the ability to meet its high standards. In December 2024, the United Kingdom (“U.K.”) joined the Agreement as the terms and commitments specific to its accession came into effect with all other CPTPP members, except for Canada and Mexico. This accession protocol will apply between Canada and the U.K. once Canada completes its domestic ratification process.

At the bilateral level, Canada has implemented FTAs with the following countries: Chile, Colombia, Costa Rica, Honduras, Israel, Jordan, South Korea, Panama, Peru, Ukraine, and the European Free Trade Association (Norway, Switzerland, Iceland and Liechtenstein). In addition, provisional application of the Comprehensive Economic and Trade Agreement (“CETA”) between Canada and the European Union (“EU”), with its Member States, began in September 2017. The CETA will enter definitively into force once all Member States of the EU ratify the text according to their respective domestic constitutional requirements. However, the U.K. ceased to be a party to the CETA after December 31, 2020, and the Canada-U.K. Trade Continuity Agreement (“TCA”) entered into force on April 1, 2021, substantively replicating and maintaining the CETA’s benefits indefinitely on a bilateral basis. On July 1, 2024, the modernized Canada-Ukraine Free Trade Agreement (“CUFTA”) entered into force, with new chapters and provisions on trade in services (including financial), investment, temporary entry for business persons, telecommunications, digital trade, labour, and the environment. In May 2025, Canada and Ecuador recognized the substantive conclusion of bilateral trade negotiations, with the agreement to enter into force once signed and ratified by the parties.

Merchandise and Service Trade

The following table sets forth the composition of Canadian trade for the periods indicated.

THE COMPOSITION OF CANADIAN MERCHANDISE TRADE

(Balance of Payments Basis)

(millions of dollars)

	First 2 quarters (1)		For the years ended December 31,
	2025	2024	2024	2023	2022	2021	2020
Value of Exports
Farm, fishing & intermediate food products	29,951	28,862	58,555	61,088	57,377	51,093	45,688
Energy products	84,079	88,124	177,142	174,147	214,994	136,876	74,833
Metal ores & non-metallic minerals	13,673	13,074	25,989	29,348	34,372	26,808	21,534
Metal & non-metallic mineral products	56,662	49,487	102,580	92,128	89,818	77,215	66,282
Basic & industrial chemical, plastic & rubber products	19,426	20,981	42,719	42,492	45,016	39,177	30,215
Forestry products & building & packaging materials	23,127	23,832	47,833	46,756	55,904	53,844	41,191
Industrial machinery, equipment & parts	25,701	24,962	50,471	51,358	45,804	37,949	35,896
Electronic & electrical equipment & parts	18,111	16,873	34,604	33,216	30,659	26,197	24,931
Motor vehicles & parts	47,936	48,313	94,532	101,878	80,765	72,130	75,386
Aircraft & other transportation equipment & parts	16,517	15,542	32,180	30,499	24,299	23,941	22,406
Consumer goods	46,184	43,857	91,456	86,005	84,561	75,678	67,476
Other (2)	10,886	10,509	20,925	21,028	20,133	17,669	16,640

Total Exports (3)	392,252	384,415	778,984	769,941	783,700	638,576	522,476

Value of Imports
Farm, fishing & intermediate food products	16,453	15,410	31,823	28,482	28,324	24,059	21,736
Energy products	20,038	20,416	40,165	44,201	51,734	32,484	23,244
Metal ores & non-metallic minerals	13,117	9,871	20,511	18,670	19,064	15,353	16,461
Metal & non-metallic mineral products	32,076	31,118	64,560	63,951	65,031	58,734	49,656
Basic & industrial chemical, plastic & rubber products	31,690	29,617	61,251	59,657	66,590	51,858	41,178
Forestry products & building & packaging materials	18,137	17,168	34,914	33,358	35,238	29,981	25,837
Industrial machinery, equipment & parts	48,044	44,460	88,450	90,014	82,941	67,542	59,224
Electronic & electrical equipment & parts	46,616	43,267	87,829	86,101	85,606	75,151	68,848
Motor vehicles & parts	72,408	71,675	142,572	141,847	121,148	98,949	89,646
Aircraft & other transportation equipment & parts	15,212	14,128	27,646	26,264	23,610	19,729	19,286
Consumer goods	84,439	76,450	157,763	150,096	155,298	135,578	126,718
Other (2)	13,091	13,989	28,270	27,910	27,920	25,407	21,290

Total Imports (3)	411,320	387,568	785,753	770,551	762,504	634,826	563,124

Source: Statistics Canada, Table 12-10-0163-01 International merchandise trade by commodity.

(1)	Seasonally adjusted. Third quarter of 2025 not available due to data collection delays linked to U.S. government shutdown.
(2)	Other includes special transactions trade and other balance of payments adjustments.
(3)	May not add due to rounding.

Canada is one of the world’s leading trading nations. Canada’s exports have always reflected the country’s high endowment in natural resources. While Canada’s exports have diversified over time, commodities remain an important part of Canada’s exports. In 2024, energy products accounted for 22.7% of Canada’s merchandise exports, followed by metal and non-metallic mineral products (13.2%), and motor vehicles and parts (12.1%). Together, these three components represented 48.0% of total merchandise exports in 2024.

Canada and the United States are each other’s most important trading partners, reflecting the physical proximity of the two countries and their close economic and financial relationship. In the first two quarters of 2025, trade with the United States accounted for 73.5% of the value of Canada’s merchandise exports and 59.8% of the value of Canada’s merchandise imports. According to the United States Census Bureau, trade with Canada accounted for 16.8% of the United States’ exports and 12.7% of its imports in 2024. In the first two quarters of 2025, trade with Canada accounted for 15.8% of the United States’ exports and 11.1% of its imports.

The following table presents the geographical distribution of Canadian merchandise exports and merchandise imports for the periods indicated.

GEOGRAPHICAL DISTRIBUTION OF CANADIAN MERCHANDISE TRADE

(Balance of Payments Basis)

(in percentages)

	First 2 quarters(1)		For the years ended December 31
	2025	2024	2024	2023	2022	2021	2020
Exports(2)
United States	73.5	76.2	75.9	77.0	75.9	74.8	71.8
European Union(3)	5.1	4.2	4.4	4.5	4.7	4.9	9.6
China	4.2	3.8	3.9	4.0	3.7	4.5	5.0
United Kingdom	5.7	3.5	3.8	2.1	3.1	3.0	4.1
Japan	1.9	2.0	1.9	2.1	2.3	2.3	2.4
Mexico	1.2	1.2	1.2	1.2	1.3	1.4	1.3
South Korea	0.9	1.0	1.0	0.9	1.1	1.0	0.9
Other(4)	7.5	8.1	7.8	8.1	7.9	8.2	4.9

Total	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Imports(2)
United States	59.8	62.8	62.3	62.9	62.4	62.3	62.3
European Union(3)	9.3	9.3	9.4	9.7	9.1	9.0	10.7
China	8.2	8.0	7.8	7.8	9.1	9.0	8.8
United Kingdom	1.5	1.3	1.3	1.4	1.3	1.6	1.7
Japan	1.9	2.1	2.1	2.0	1.6	1.8	1.8
Mexico	4.1	3.8	3.7	3.7	3.3	3.1	3.0
South Korea	2.0	1.9	1.9	1.5	1.4	1.4	1.3
Other(4)	13.3	10.9	11.5	11.0	11.9	11.8	10.3

Total	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Source: Statistics Canada, Table 12-10-0011-01 International merchandise trade by principal trading partners.

(1)	Seasonally adjusted. Third quarter of 2025 not available due to data collection delays linked to U.S. government shutdown.
(2)	May not add to total due to rounding.
(3)	Does not include the United Kingdom
(4)

Within the “Other” category, the three largest destinations for merchandise exports include Switzerland (0.8% of total merchandise exports in 2024), India (0.7%), and Hong Kong (0.5%). For merchandise imports, the three largest source countries in the “Other” category include Brazil (1.1% of total merchandise imports in 2024), Switzerland (1.1%), and India (0.8%)

The following table presents volume and price indices of Canada’s merchandise trade for the periods indicated.

MERCHANDISE TRADE INDICES

(Balance of Payments Basis)

(2017 = 100)

	First 2 quarters(2)		For the years ended December 31
	2025	2024	2024	2023	2022	2021	2020
Indices of physical volume
Exports	103.3	103.8	104.4	104.2	99.7	96.7	95.1
Imports	110.1	107.8	108.3	107.9	109.3	102.8	94.6

Indices of prices
Exports	139.2	134.9	135.6	135.6	143.2	120.8	101.3
Imports	137.3	131.4	132.6	129.2	125.8	108.9	104.4
Terms of trade (1)	101.4	102.7	102.3	104.9	113.9	110.9	97.1

Source: Statistics Canada, Table 12-10-0168-01 International merchandise trade.

(1)	Index of price of exports divided by index of price of imports multiplied by 100.
(2)

First 2 quarters are seasonally adjusted. Third quarter of 2025 not available due to data collection delays linked to U.S. government shutdown. For the years ended December 31, the indices of physical volume are seasonally adjusted, while the indices of prices are not seasonally adjusted

Over the first two quarters of 2025, the service sector accounted for 21.9% of total exports and 21.1% of total imports (seasonally adjusted). Service exports are comprised of commercial services (58.3%), travel services (30.9%), transportation services (10.1%), and general government services (0.7%). On the import side, commercial services, travel services, transportation services, and general government services accounted for 56.2%, 25.7%, 17.2% and 0.9% of total service imports, respectively. In 2024, the United States was Canada’s largest services trading partner, accounting for 50.2% and 55.7% of total service exports and imports, respectively.

The following tables present respectively the shares of total service exports and imports by sector and by country for the periods indicated.

SHARE OF TOTAL SERVICE EXPORTS AND IMPORTS BY SECTOR

(in percentages)

	First 2 quarters(1)		For the years ended December 31
	2025	2024	2024	2023	2022	2021	2020
Exports
Travel services	30.9	31.7	31.4	29.4	22.6	12.7	14.1
Transportation services	10.1	10.3	10.4	10.9	11.1	9.8	10.4
Commercial services	58.3	57.3	57.5	58.8	65.4	76.5	74.5
General government services	0.7	0.8	0.8	0.9	1.0	1.0	1.0

Total	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Imports
Travel services	25.7	26.8	27.1	25.7	19.7	6.7	11.5
Transportation services	17.2	17.2	17.2	16.9	18.4	17.9	16.8
Commercial services	56.2	55.2	54.8	56.3	60.8	74.4	70.6
General government services	0.9	0.9	0.9	1.1	1.1	1.1	1.1

Total	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Source: Statistics Canada, Table 12-10-0144-01 International trade in services.

(1)	In current prices, seasonally adjusted. Third quarter of 2025 not available due to data collection delays linked to U.S. government shutdown. May not add to total due to rounding.

SHARE OF TOTAL SERVICE EXPORTS AND IMPORTS BY COUNTRY (1)

(in percentages)

	2024	2023	2022	2021	2020
Exports
United States	50.2	51.4	54.3	57.0	54.6
Japan	1.1	1.1	1.1	1.0	1.2
European Union (2)	11.2	10.8	11.5	11.1	11.2
United Kingdom	4.9	4.5	4.7	4.6	4.9
Others(3)	32.7	32.2	28.4	26.2	28.1

Total	100.0	100.0	100.0	100.0	100.0

Imports
United States	55.7	58.8	58.9	58.1	57.8
Japan	1.7	1.5	1.3	1.4	1.8
European Union (2)	13.3	12.4	11.5	12.5	11.9
United Kingdom	5.0	5.1	5.5	5.5	6.1
Others(3)	24.3	22.2	22.8	22.4	22.5

Total	100.0	100.0	100.0	100.0	100.0

Source: Statistics Canada, Table 12-10-0157-01 Balance of international payments.

(1)	In current prices. May not add to total due to rounding.
(2)	Excludes United Kingdom.
(3)

Within the “Others” category, the three largest destinations for service exports include India (7.4% of total service exports in 2024), China (3.8%), and Mexico (1.8%). For service imports, the three largest source countries in the “Others” category include Hong Kong (3.0% of total service imports in 2024), Mexico (2.6%), and China (1.9%).

BALANCE OF PAYMENTS

The following table presents the balance of international payments for the periods indicated.

CANADIAN BALANCE OF INTERNATIONAL PAYMENTS

(millions of dollars)

	First 3 quarters (1)		For the years ended December 31
	2025	2024	2024	2023	2022	2021	2020
Current and Capital Account
Current account receipts
Goods and services	755,248	749,531	1,009,318	988,648	965,827	790,535	654,469
Goods	577,820	577,032	777,613	769,763	782,552	638,576	522,476
Services	177,427	172,500	231,707	218,885	183,275	151,958	131,993
Primary income	206,817	185,111	254,299	221,734	165,780	146,627	132,331
Secondary Income	16,054	16,211	21,497	18,599	17,813	15,517	12,496

Total receipts	978,119	950,852	1,285,114	1,228,980	1,149,419	952,678	799,295

Current account payments
Goods and services	783,598	756,766	1,015,017	985,423	951,815	787,921	703,532
Goods	606,733	584,734	784,786	770,697	762,833	634,826	563,123
Services	176,864	172,031	230,230	214,726	188,981	153,095	140,407
Primary income	207,127	190,790	261,356	237,402	188,368	144,628	121,663
Secondary Income	21,679	17,472	23,715	26,586	22,359	20,617	18,890

Total payments	1,012,404	965,029	1,300,088	1,249,409	1,162,542	953,166	844,084

Current account balance
Goods and services	-28,349	-7,234	-5,698	3,225	14,011	2,613	-49,062
Goods	-28,913	-7,704	-7,175	-933	19,718	3,749	-40,647
Services	562	469	1,476	4,158	-5,707	-1,137	-8,414
Primary income	-310	-5,681	-7,059	-15,668	-22,588	2,000	10,667
Secondary Income	-5,625	-1,261	-2,217	-7,987	-4,546	-5,100	-6,394

Total payments	-34,285	-14,176	-14,974	-20,429	-13,122	-487	-44,789

Capital account balance	-983	-312	-597	-662	-691	-42	-48

Financial Account (2)
Net lending/net borrowing, from financial account	-25,093	-22,117	-20,945	-16,486	-10,716	5,578	-46,040

Net acquisition of financial assets	190,057	102,479	274,302	377,077	277,130	426,245	216,871
Canadian direct investment abroad	60,652	70,047	123,030	123,799	115,162	131,425	63,490
Canadian portfolio investment	119,843	93,988	112,623	53,523	-11,940	163,707	44,023
Foreign debt securities	52,680	62,886	86,313	37,086	50,880	51,069	1,749
Foreign equity and investment fund shares	67,163	31,103	26,311	16,435	-62,820	112,637	42,273
Official international reserves	948	10,221	7,432	9,452	13,817	25,319	1,772
Other Canadian investment	8,615	-71,777	31,217	190,305	160,090	105,794	107,588

Net incurrence of liabilities	215,150	124,596	295,247	393,560	287,845	420,667	262,909
Foreign direct investment in Canada	72,435	62,621	86,825	59,087	65,905	75,598	39,252
Foreign portfolio investment	57,915	143,734	193,253	34,399	138,210	217,817	134,862
Canadian debt securities	93,754	153,005	200,842	82,761	150,251	171,986	148,861
Canadian equity and investment fund shares	-35,838	-9,272	-7,591	-48,362	-12,040	45,832	-13,998
Other foreign investment	84,800	-81,759	15,169	300,075	83,728	127,251	88,794

Discrepancy (net errors and omissions)	14,947	-2,482	-5,373	4,605	3,098	6,107	-1,201

Source: Statistics Canada, Tables 36-10-0018-01, 36-10-0016-01, and 36-10-0472-01 Balance of international payments.

(1)	Year-to-date (not annualized). Current account data are seasonally adjusted. Capital account balance and financial account data are not seasonally adjusted.
(2)	For the Financial Account, transactions are recorded on a net basis. A plus sign denotes an increase in investment and a minus sign denotes a decrease in investment.

The current account deficit was $45.7 billion (seasonally adjusted, annualized level) in the first three quarters of 2025. Over the last five years, the three main components of the current account have evolved as follows:

(1)

Merchandise trade registered a deficit of $40.6 billion in 2020, followed by a surplus of $3.7 billion in 2021 and $19.7 billion in 2022, before reverting to a deficit of $0.9 billion in 2023 and $7.2 billion in 2024. In the first three quarters of 2025, merchandise trade showed a deficit of $38.6 billion (annualized level).

(2)

The service account balance increased from a deficit of $8.4 billion in 2020 to a surplus of $1.5 billion in 2024. The services surplus was $0.7 billion (annualized level) in the first three quarters of 2025.

(3)

The balance on primary income declined from a surplus of $10.7 billion in 2020 to a deficit of $7.1 billion in 2024. Primary income showed a deficit of $0.4 billion (annualized level) in the first three quarters of 2025.

Canada registered net borrowing of $16.5 billion in 2023 and $20.9 billion in 2024. Net borrowing was $33.5 billion in the first three quarters of 2025 (annualized level).

Foreign portfolio investment in Canada increased by $34.4 billion in 2023, and by $193.3 billion in 2024. In the first three quarters of 2025, portfolio investment from abroad increased by $77.2 billion (annualized level). Foreign portfolio investment is comprised of Canadian debt securities, and Canadian equity and investment fund shares. Foreign portfolio investment in Canadian debt securities rose, while investment in equity and investment fund shares declined in the first three quarters of 2025.

Foreign direct investment was $34.3 billion in 2020, $77.1 billion in 2021, $60.3 billion in 2022, $65.2 billion in 2023, and $91.6 billion in 2024. Foreign direct investment was $96.3 billion in the first three quarters of 2025 (annualized level).

Other foreign investment in Canada registered at $300.0 billion in 2023 before declining to $15.2 billion in 2024. Other foreign investment in Canada was $113.1 billion (annualized level) in the first three quarters of 2025. These variations largely reflect changes in currency and deposits, and loans, both of which experienced significant increases in 2023 before declining in the first three quarters of 2024.

Recent variations in foreign investment in Canada likely stem from global financial market volatility driven by uncertainty surrounding high inflation and interest rates fluctuations. As a highly open economy with a freely floating exchange rate, Canada often experiences volatility in international investment data, and such movements are not unusual.

[6]	Canadian securities include Canadian bonds, money market instruments, equity and investment fund shares.

The table below provides a breakdown of foreign direct investment in Canada for the periods indicated.

FOREIGN DIRECT INVESTMENT IN CANADA

	First 3 quarters (1)		For the years ended December 31
	2025	2024	2024	2023	2022	2021	2020
		(millions of dollars)
All countries	72,195	65,563	91,578	65,207	60,317	77,051	34,325
United States	31,585	34,968	52,137	42,796	22,235	32,665	14,546
All other countries	40,610	30,596	39,442	22,411	38,081	44,387	19,780
All industries	72,195	65,563	91,578	65,207	60,317	77,051	34,325
Energy and mining (2)	9,160	13,604	17,087	6,867	13,161	15,004	-9,287
Manufacturing	12,612	30,317	43,147	16,133	13,104	22,587	7,934
Trade and transportation (3)	10,152	8,782	11,497	10,475	6,528	10,421	10,367
Finance and Insurance	8,675	-2,027	1,628	6,040	9,462	7,930	5,525
Management of companies and enterprises	11,510	130	469	8,029	14,416	6,089	7,425
Other industries (4)	20,087	14,757	17,751	17,662	3,646	15,020	12,363

Source: Statistics Canada, Tables 36-10-0025-01 and 36-10-0026-01 Balance of international payments.

Totals may not add up due to rounding.

(1)	Year-to-date (not annualized).
(2)	This combines the North American Industry Classification System (NAICS) codes 21 and 22.
(3)	This combines the North American Industry Classification System (NAICS) codes 41, 44, 45, 48 and 49.
(4)	This combines the North American Industry Classification System (NAICS) codes 11, 23, 51, 53, 54, 56, 61, 62, 71, 72, 81 and 91.

FOREIGN EXCHANGE AND INTERNATIONAL RESERVES

Since May 31, 1970, the Canadian dollar has been allowed to float so that the rate of exchange is determined by conditions of supply and demand in the market. Since then, the Canadian dollar has floated between a low of 61.79 U.S. cents in January 2002 and a high of 110.30 U.S. cents in November 2007. The Canadian dollar closed 2024 at an average rate price of 69.50 U.S. cents. From the beginning of 2025 through to September 29, the Canadian dollar average rate price ranged between 68.48 and 73.76 U.S. cents. The Canadian dollar average rate price on September 29, 2025 was 71.83 U.S. cents.

EXCHANGE RATE FOR THE CANADIAN DOLLAR

( U.S. cents)

	2025 through September 29	For the years ended December 31
		2024	2023	2022	2021	2020	2019	2018	2017	2016	2015	2014
High	73.76	75.10	76.17	80.31	83.06	78.63	76.99	81.38	82.45	80.19	85.62	94.44
Low	68.48	69.37	72.07	72.17	77.27	68.98	73.53	73.30	72.76	68.21	71.41	85.68

Source: Bank of Canada.

Canada does not have foreign exchange controls. Foreign exchange operations conducted by the Bank of Canada on behalf of the Minister of Finance are directed toward the maintenance of orderly conditions in the foreign exchange market in Canada through the purchase or sale of United States dollars for Canadian dollars. The following table shows Canada’s official international reserves on the dates indicated.

CANADA’S OFFICIAL INTERNATIONAL RESERVES

(millions of U.S. dollars)

	At September 29, 2025	At December 31
		2024	2023	2022	2021	2020	2019	2018	2017	2016	2015	2014
Total	126,560	121,622	118,276	107,255	106,615	90,428	85,297	83,926	86,625	82,718	79,753	74,700

Source: Department of Finance Canada.

As of September 29, 2025, Canada’s official international reserves stood at U.S.$126,560 million equivalent. The total was composed of U.S.$69,083 million held in U.S. dollar denominated assets, U.S.$15,131 million equivalent in euro denominated assets, U.S.$7,524 million equivalent in pound sterling assets, U.S.$5,403 million equivalent in yen denominated assets, U.S.$23,328 million in Special Drawing Rights (“SDRs”) and U.S.$3,930 million in the form of the reserve position in the International Monetary Fund (“IMF”). Neither the Government of Canada nor the Bank of Canada have any holdings of gold for which they are beneficiaries.

Beginning in 1978, transactions relating to foreign currency debt undertaken for reserve management purposes have had an important effect on the level of official reserves. The “Canada Bills” program was launched in October 1986. Under this program, U.S. dollar-denominated short-term notes are issued in the United States money market. There were U.S.$3,898 million of Canada Bills outstanding on September 29, 2025. The “Canada Notes” program was launched in June 2010. Canada Notes are interest-bearing marketable notes that mature not less than nine months from their date of issue. As of September 29, 2025, there were no Canada Notes outstanding. A Euro Medium-Term Notes (EMTN) program was launched in October 2011. EMTNs are interest bearing, foreign currency medium-term notes issued outside the United States and Canada and maturities can range from short-term to long-term. As of September 29, 2025, there were no EMTNs outstanding. As of September 29, 2025, U.S.$14,000 million in foreign currency denominated bonds remained outstanding comprised of four U.S. dollar global bond issues.

GOVERNMENT FINANCES

Introduction

The financial structure of the Government of Canada rests on a constitutional and statutory framework dating back to the British North America Act, 1867. That Act, which has been renamed the Constitution Act, 1867, gave constitutional foundation to the principles of financing that are basic to responsible government, while other necessary financial administrative machinery and procedures were established by subsequent legislation, most notably the Financial Administration Act. The proclamation in 1982 of the Constitution Act, 1982 terminated British legislative jurisdiction over Canada’s Constitution in accordance with an amending formula that permits amendment of the Constitution without resorting to the Parliament of the United Kingdom.

Within the confines of the Constitution, the authority of Parliament is supreme. Ultimate control of the public purse and the financial structure of the Government rests with Parliament. This is reflected in the fundamental principles that no tax shall be imposed and no money shall be spent without the authority of Parliament, and that expenditures shall be made only for the purposes authorized by Parliament.

Public money received by the Government is deposited in the Consolidated Revenue Fund of Canada. Withdrawals of public money out of the Consolidated Revenue Fund may not be made without the authority of Parliament.

The Government has two major sources of money: budgetary revenues and borrowing. The main sources of revenue are personal and corporate income taxes, employment insurance premiums, the Goods and Services Tax (“GST”) and excise taxes and duties. These revenues are authorized by specific acts passed by Parliament. The Government’s revenues also include those of consolidated Crown corporations and other entities, net income/loss from enterprise Crown corporations (such as the Bank of Canada, Export Development Canada and the Canada Mortgage and Housing Corporation), net foreign exchange revenues and return on investments, and other program revenues (primarily revenues from the sales of goods and services). Pollution pricing proceeds are also included in the Government’s revenues although all direct proceeds from the federal carbon pollution pricing system are returned to the jurisdictions where they were collected, as required under the Greenhouse Gas Pollution Pricing Act; of note, the federal fuel charge was cancelled as of April 1, 2025, whereas the federal Output-based Pricing System for industries is maintained in provinces and territories where it applies. The other major source of money to finance Government operations is borrowing. Borrowing authority is established by acts of Parliament and borrowing limits are established by acts of Parliament and by Orders in Council. The Borrowing Authority Act, which entered into force by order of the Governor in Council on November 23, 2017, provides authorization for the borrowing of money on behalf of His Majesty in right of Canada, by way of the issue and sale of securities. Such borrowings under the Borrowing Authority Act are not to exceed $2,126 billion, provided that any amounts borrowed by the Government for the purpose of refinancing existing debt and addressing contingent liabilities or in extraordinary circumstances, including in the event of a natural disaster or to promote the stability or maintain the efficiency of the financial system in Canada, are not limited by this maximum amount. The main sources of borrowing are marketable bonds and treasury bills.

Parliament authorizes the disbursement of moneys out of the Consolidated Revenue Fund by means of Appropriation Acts passed on an annual basis by Parliament and based on the Main Estimates submitted by the various departments. In addition to the Appropriation Acts, authority for payments may also be found in certain statutes which authorize certain payments out of the Consolidated Revenue Fund. Expenditures for public debt charges, social security payments and some transfers to other levels of government are authorized in this way. Appropriations may also be made by the Governor in Council for urgent payments. Such appropriations may be made only when Parliament is not in session and must be laid before Parliament during the subsequent session.

Information on the Government’s planned revenues and expenditures is presented to Parliament primarily in two documents: the Budget and the Main Estimates, which are both presented in the House of Commons. The Budget, which may be delivered at any time during the fiscal year, provides the occasion on which the Minister of Finance generally brings under review the whole financial position of the Government, present and prospective, and announces the Government’s plans and proposals. The Main Estimates are tabled (i.e., introduced) once each year and outline the Parliamentary authority, either existing or required, for disbursements. Supplementary Estimates may also be tabled during the year to provide authority for spending as the need arises.

The considerations for overall resource availability and demands for new policies and programs are reconciled through the establishment of five year economic and fiscal projections reflecting Government priorities, as set out in the Budget. Fiscal updates are also provided to inform the public about the Government’s finances and key economic developments since the Budget. To incorporate objective economic assumptions, fiscal projections are based on the average of private sector economic forecasts.

For financial reporting purposes, the Government of Canada includes all departments, agencies, corporations, organizations and funds which are controlled by the Government. For financial reporting purposes, control is defined as the power to govern the financial and operating policies of an organization with benefits from the organization’s activities being expected, or the risk of loss being assumed by the Government. All organizations that are listed as departments and as Crown corporations in the Financial Administration Act are included for financial reporting purposes. Other organizations not listed in the Financial Administration Act may also meet the definition of control and they are included in the Government’s reporting entity if their revenues, expenses, assets or liabilities are significant. The financial activities of all these entities are consolidated in the Government’s financial statements, except for enterprise Crown corporations and other government business enterprises, which are reported under the modified equity basis of accounting. Enterprise Crown corporations and other government business enterprises are defined as those entities that are not dependent on parliamentary appropriations and whose principal activity and source of revenue is the sale of goods and services to outside parties. The remaining Crown corporations, which rely on the Government for most of their financing, are classified as consolidated Crown corporations.

The primary source of information on all actual financial transactions of the Government is the Public Accounts of Canada, which is required by the Financial Administration Act to be tabled in Parliament each year. The other chief accountability reports are the statements of budgetary and non-budgetary financial transactions and of the Government’s cash position published monthly in The Fiscal Monitor and in the Annual Financial Report.

The financial statements of the Government of Canada are presented on an accrual basis of accounting, recording government revenues and expenses when they are earned or incurred, regardless of when the cash is received or paid. The Government’s main measure of financial performance is the budgetary balance, which provides the most comprehensive and up-to-date picture of the financial situation. In 2019-20, the Government introduced an additional measure of financial performance in its financial reporting framework – the budgetary balance before net actuarial losses. This measure is intended to enhance financial reporting and decision-making for users by isolating the impacts of re-measurements of public sector pension and other employee and veteran future benefit obligations, which are often significant and can potentially mask underlying events and trends in current government spending.

The accumulated deficit, or federal debt, is equal to total liabilities less total assets – both financial and non-financial. Financial assets include cash and cash equivalents, accounts receivable, foreign exchange accounts assets, derivatives, loans, investments and advances and public sector pension assets. Non-financial assets include tangible capital assets, such as land and buildings, inventories and prepaid expenses. The annual change in the accumulated deficit is equal to the budgetary balance plus net remeasurement gains or losses. Net debt, which is a different measure of the Government’s financial position, represents total liabilities less financial assets.

Fiscal Policy

In  fiscal  2024-25,  the  Government  posted   an annual operating  deficit  of  $36.3  billion,  compared to an annual operating deficit of $61.9 billion in fiscal 2023-24. The year-over-year improvement in the deficit was attributable to higher revenues, particularly income tax revenues and other revenues, offset in part by higher expenses, reflecting higher transfer payments and public debt charges.  The  annual operating  deficit  before  net  actuarial  losses  was  $32.3  billion  in  fiscal  2024-25,  compared to  a  deficit  of $54.4 billion in fiscal 2023-24. Federal debt was 41.2% of GDP at the end of fiscal 2024-25, down from 42.1% in the previous year and remaining well below its peak of 66.6% in fiscal 1995-96. Program expenses, excluding net actuarial losses, increased by $23.2 billion, or 5.0%, over the prior year, largely reflecting increases in transfers to individuals, legislated growth in transfers to provinces, territories and municipalities, and growth in pollution pricing proceeds returned and other transfer payments. These increases were offset in part by lower operating expenses. As a percentage of GDP, program expenses excluding net actuarial losses stood at 15.9% in fiscal 2024-25, level with fiscal 2023-24. As a percentage of GDP, public debt charges were 1.7%, while net actuarial losses were 0.1% of GDP in fiscal 2024-25.

The financial requirement/source measures the difference between cash coming in to the Government and cash going out. It differs from the budgetary balance in that it includes cash transactions in loans, investments and advances, pensions and other employee and veteran future benefits, other specified purpose accounts, foreign exchange activities, and changes in other financial assets, liabilities and non-financial assets. These activities are included as part of non-budgetary transactions. Adjustments for the effects of non-cash items included in the budgetary balance are also reflected in non-budgetary transactions.

There  was  a  total  financial  requirement  of  $130.0  billion  in  fiscal  2024-25,  compared  to  a  financial  requirement  of  $85.7  billion in  fiscal  2023-24. The Government financed this financial requirement of $130.0 billion by increasing unmatured debt by $109.1 billion and drawing down its cash balances by $21.0 billion.

Unmatured debt as a percentage of GDP stood at 48.4% in fiscal 2024-25, up from 46.9% in fiscal 2023-24.

In Budget 2025, the Government introduced a new Capital Budgeting Framework—a new way of budgeting that makes capital investment a national priority. This framework helps distinguish day-to-day operational spending from capital investment, allowing the government to identify and prioritize initiatives that deliver long-term economic returns. With new investments prioritized in Budget 2025, as a share of the deficit, capital investment will grow from 58 per cent in 2025-26 to 100 per cent from 2028-29 onwards. To remain fiscally sustainable, this shift in spending toward capital investment requires a reduction in day-to-day operating spending, which Budget 2025 delivers through an ambitious savings plan—the Comprehensive Expenditure Review—which will save $13 billion annually by 2028-29. Savings will be achieved by restructuring operations, consolidating internal services and rightsizing programs to realize efficiencies.

Budgetary Revenue

The Government reports revenue on an accrual basis in the period in which the event that gave rise to the revenue took place. Income tax revenue is recognized when the taxpayer has earned the income subject to tax. Personal income taxes accounted for 45.9% of Government revenue in fiscal 2024-25 while corporate income taxes accounted for 19.0% of Government revenue.

There are currently five federal income tax brackets for individuals: 14.5%7, 20.5%, 26%, 29% and 33%. For 2025, the taxable income thresholds at which the brackets apply, indexed annually to account for inflation, are as follows: 14.5% on taxable income up to $57,375, 20.5% on taxable income over $57,375 and up to $114,750, 26% on taxable income over $114,750 and up to $177,882, 29% on taxable income over $177,882 and up to $253,414 and 33% on taxable income above $253,414.

The general federal corporate income tax rate in 2025 is 15%. The small business deduction reduces the federal corporate income tax rate applied to the first $500,000 of qualifying active business income in a taxation year of a Canadian-controlled private corporation (with taxable capital and investment income below certain thresholds) to 9%.

Capital gains are taxed at a preferred income tax rate under which only one-half of a realized gain is included in income, and then subject to tax at the applicable personal or corporate income tax rate.

The federal Goods and Services Tax (“GST”) is a broad-based value-added tax, which is applied to the sale of most goods and services at a rate of 5%. Basic groceries, prescription drugs, residential rents, sales of existing houses and educational and healthcare services are generally not subject to tax.

Federal excise taxes and duties are imposed on selected goods, including certain motive fuels, tobacco, cannabis, alcohol and vaping products. Customs duties are imposed on a wide range of goods.

In addition, the Government obtains non-tax revenues in the form of revenues from consolidated Crown corporations and other entities, net income/loss from enterprise Crown corporations (such as the Bank of Canada, Export Development Canada and the Canada Mortgage and Housing Corporation), net foreign exchange revenues and return on investments, employment insurance premium revenues and other revenues (primarily from the sale of goods and services).

Budgetary Expenses

Budgetary expenses encompass the cost of servicing the public debt, the operating expenses of Government departments and agencies, net actuarial losses, and transfer payments to other levels of government, organizations and individuals.

Transfer payments, which generally make up over 60 per cent of the Government’s total spending, include a range of federal social spending programs designed to enhance the quality of life of Canadians, particularly those who have modest incomes or who are disadvantaged. Transfer payments include income support — most notably for the elderly and unemployed; transfers to the provinces for health, education and social assistance; and programs for Indigenous Peoples. With the removal of the federal fuel charge effective April 1, 2025, returns of such proceeds will be wound down.

7.	The lowest marginal personal income tax rate would be 14.5% for 2025 pending Royal Assent of Bill C-4, the Making Life More for Affordable for Canadians Act.

The following table sets forth budgetary revenues, budgetary expenses, the annual operating surplus/deficit before net actuarial losses, the annual operating surplus/deficit and the accumulated operating deficit for the years shown.

GOVERNMENT OF CANADA – DETAILED CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED OPERATING DEFICIT

(millions of dollars)

	Year ended March 31(4)
	2025(1)	2024	2023(2,3)	2022	2021
Revenues
Tax revenues
Income tax revenues
Personal	234,319	217,696	207,872	198,385	174,755
Corporate	96,954	82,468	93,945	78,815	54,112
Non-resident	13,528	12,541	13,187	10,789	8,107
	344,801	312,705	315,004	287,989	236,974
Other taxes and duties
Goods and services tax	52,503	51,416	45,962	46,165	32,415
Energy taxes	5,650	5,599	5,657	5,355	4,894
Customs import duties	6,264	5,571	6,057	5,237	4,254
Other excise taxes and duties	7,487	6,829	6,548	5,923	5,391
	71,904	69,415	64,224	62,680	46,954

Total tax revenues	416,705	382,120	379,228	350,669	283,928

Employment insurance premiums	31,530	29,560	26,914	23,856	22,392
Pollution pricing proceeds	13,552	10,503	8,041	6,341	4,380
Other revenues
Enterprise Crown corporations and other government business enterprises	8,048	3,217	6,452	12,804	-10,542
Net foreign exchange revenues and return on investments	6,768	4,290	2,374	1,272	2,572
Other program revenues	34,348	29,859	24,806	18,335	13,716

Total other revenues	49,164	37,366	33,632	32,411	5,746

Total revenues	510,951	459,549	447,815	413,277	316,446

Expenses
Program expenses
Transfer payments
Old age security benefits, guaranteed income supplement and spouse’s allowance	80,294	76,036	69,392	60,774	58,529
Major transfer payments to other levels of government
Canada Health Transfer	52,070	49,431	47,141	45,133	45,880
Canada Social Transfer	16,909	16,417	15,938	15,474	15,023
Canada-wide Early Learning and Child Care	6,639	5,612	4,489	2,948	–
Fiscal arrangements	22,915	21,738	19,731	19,121	19,299
Other major transfers	6,568	6,975	3,485	5,710	26,451

	105,101	100,173	90,784	88,386	106,653

Employment insurance and support measures	24,880	23,130	21,836	38,923	58,356
Children’s benefits	28,574	26,339	24,553	26,226	27,370
COVID-19 income support for workers	-2,169	-4,838	-3,544	15,582	55,832
Canada emergency wage subsidy	–	–	-257	22,291	80,166
Pollution pricing proceeds returned	15,595	9,858	6,996	3,814	4,566
Other transfer payments	107,140	95,951	99,199	88,478	97,961

Total transfer payments	359,415	326,649	308,959	344,474	489,433
Other expenses, excluding net actuarial losses	130,454	140,014	129,596	124,445	119,089

Total program expenses, excluding net actuarial losses	489,869	466,663	438,555	468,919	608,522
Public debt charges	53,410	47,273	34,955	24,487	20,358

Total expenses, excluding net actuarial losses	543,279	513,936	473,510	493,406	628,880

Annual operating deficit before net actuarial losses	-32,328	-54,387	-25,695	-80,129	-312,434
Net actuarial losses	-4,020	-7,489	-9,627	-10,186	-15,295

Annual operating deficit	-36,348	-61,876	-35,322	-90,315	-327,729
Accumulated operating deficit at beginning of year – as previously (adjusted)	-1,245,494	-1,183,618	-1,148,296	-1,048,746	-721,360
Accounting change and restatement
Asset retirement obligations	–	–	–	-5,379	–
Other comprehensive income or loss (–)	–	–	–	4,465	343

Accumulated operating deficit at end of year	-1,281,842	-1,245,494	-1,183,618	-1,139,975	-1,048,746

Source: Public Accounts of Canada 2025 (Volume 1, Table 1.1).

(1)

Prior year comparatives have been reclassified to conform to the current year’s presentation. In particular, the Government has changed the presentation of the Detailed Consolidated Statement of Operations and Accumulated Operating Deficit to group the Canada Emergency Wage Subsidy with other transfer payments. This reflects the continued wind-down of the temporary COVID-19 support measures that have ended.

(2)	Years prior to 2022 figures have not been restated following the adoption of Public Sector Accounting Standard PS 3280 Asset Retirement Obligations in 2023.
(3)	The 2023 accumulated operating deficit at beginning of year has been adjusted to account for changes resulting from the introduction of the financial instrument suite of standards in 2023.
(4)

The figures up to 2022 have been reclassified in the fiscal year 2023 to reflect the change in the financial instrument suite of standards. Other than the 2022 restated figures, the restatements in the prior years have not been audited.

Loans, Investments and Advances

The Government’s financial assets include loans and advances to, or investments in, its enterprise Crown corporations, other governments and other individuals and organizations. Loans, investments and advances by the Government increased $68.7 billion to $278.5 billion at March 31, 2025, due in part to an $18.7-billion increase in loans to Trans Mountain Corporation (TMC), a subsidiary of the Canada Development Investment Corporation, to replace TMC’s more expensive third-party debt, and a $29.0-billion net increase in holdings of Canada Mortgage Bonds (“CMBs”). Canada’s mortgage bond market plays a critical role in housing finance, providing lenders with a reliable source of funding. To support the market, the Government committed in the 2023 Fall Economic Statement to purchasing up to $30 billion annually in CMBs from 2023-24 onward, adjusting volumes based on market conditions.

Pension and Other Future Benefits

Public Sector Pensions. The Government is responsible for defined benefit pension plans covering substantially all of its employees (including the Public Service, Canadian Forces, Royal Canadian Mounted Police and certain Crown corporations) as well as federally appointed judges and Members of Parliament. Pension benefits are generally calculated by reference to the highest earnings for a specific period of time. They are related to years of service and are indexed to inflation. Until March 31, 2000, separate market invested funds were not set aside to provide for payment of these pension benefits. Beginning on April 1, 2000, new employer and employee contributions to the pension plans, less benefit payments and other charges, are transferred to the Public Sector Pension Investment Board. The Board’s goal is to achieve maximum rates of return on investments without undue risk, while respecting the requirements and financial obligations of each of the public sector pension plans. At March 31, 2025, the Government’s liability in respect of pensions net of public sector pension assets, totaled $137.0 billion. This net liability is mainly comprised of the accrued benefit obligation determined as of March 31, 2025, which amounted to $393.8 billion, less pension assets of $294.1 billion and plus unrecognized net actuarial gains of $35.9 billion. In fiscal 2024-25, the net pension liability decreased by $8.3 billion.

Other Employee and Veteran Future Benefits. The Government also sponsors a variety of other future benefit plans from which employees and former employees can benefit, during or after employment or upon retirement. The cost of these benefits can accrue either during the service life of employees or upon occurrence of an event giving rise to the liability under the terms of the plans. The Government is liable for future payments for disability and other benefits paid to war veterans, as well as Canadian Forces retired veterans and still-serving members, their beneficiaries and dependants. Other significant benefits for which the Government is liable include the health care and dental plans available to retired employees and their dependants, severance benefits, accumulated sick leave entitlements, and workers’ compensation benefits. All these plans are unfunded. The health care and dental plans are contributory plans. The liability for these obligations amounted to $213.7 billion at March 31, 2025, an increase of $17.3 billion from the previous year.

Other Liabilities

Canada Pension Plan Liability. The Canada Pension Plan (the “Plan”) was established in 1965 and is a federal-provincial program for compulsory and contributory social insurance. It operates in all parts of Canada, except for Quebec which has a comparable program. The Plan is excluded from the Government’s reporting entity because changes to the Plan require the agreement of two thirds of participating provinces and it is therefore not controlled by the Government. The Government administers the Plan under joint control with the provinces. Until 1997, the Plan was financed on an essentially pay-as-you-go basis, which means that pensions and benefits were paid out of current contributions (with some interest earned by the Canada Pension Plan Investment Fund). In December 1997, the Government passed legislation to ensure that the Plan remains sustainable over the long term and to allow fuller funding. Changes included a more rapid increase in contribution rates, a new investment policy, as well as changes to calculations of, and eligibility criteria to, some benefits. Under the new investment policy which came into effect April 1, 1998, the Plan’s funds are prudently invested by an independent Canada Pension Plan Investment Board in a diversified portfolio that includes equities, under generally the same rules that apply to other private and public pension funds. Following federal and provincial approval to enhance the Plan, legislation was enacted in March of 2017 to increase the income replacement rate from one-quarter to one-third of pensionable earnings and increase the amount of maximum pensionable earnings by 14%.

Contributions are paid equally by employers and employees, and self-employed workers pay the full amount. To fund the enhanced benefits, annual Canada Pension Plan contributions increased modestly over 7 years, starting in 2019, from 9.9% to 11.9% up to the current yearly maximum pensionable earnings limit and 8% on earnings between 100% and 114% of this limit.

As administrator, the Government’s authority to spend is limited to the Plan’s net assets of $722.2 billion at March 31, 2025 ($640.2 billion at March 31, 2024). Of these net assets, $222.3 billion was transferred to the Canada Pension Plan Investment Board and $0.5 billion was a direct liability of the Government, representing the Plan’s deposit with the Receiver General of Canada. The balance of $499.4 billion represents accumulated net income from Canada Pension Plan Investment Board’s operations and net receivables.

Other Liabilities. The Government acts as an insurer and/or administrator of a number of annuities and deposit and trust accounts, as well as specified purpose accounts. The balance outstanding of these accounts amounted to $6.6 billion at March 31, 2025.

Non-Financial Assets

Non-financial assets include the net book value of the Government’s tangible capital assets. Tangible capital assets include land, buildings, works and infrastructure such as roads and bridges, machinery and equipment, ships, aircraft and other vehicles. Non-financial assets also include inventories and prepaid expenses and other. Non-financial assets increased to $127.1 billion in fiscal 2024-25, up $10.5 billion from fiscal 2023-24.

Other Transactions

This category includes taxes receivable, other accounts receivable, the provincial, territorial and Indigenous tax collection agreements account, amounts payable to taxpayers, derivatives, and other liabilities. These transactions, due to their nature, are subject to wide fluctuations. In total, these items resulted in a net requirement of $11.9 billion in fiscal 2024-25, compared to a net requirement of $18.1 billion in fiscal 2023-24.

Foreign Exchange Accounts

Foreign exchange accounts assets and liabilities include all transactions in international reserves held in the Exchange Fund Account (“EFA”) and balances with the International Monetary Fund. The objectives of the EFA are to provide general foreign currency liquidity for the Government and promote orderly conditions in the foreign exchange market. The EFA includes foreign currency investments, and assets related to Canada’s commitment to the International Monetary Fund. Foreign exchange accounts assets increased by $21.2 billion in fiscal 2024-25, totalling $201.4 billion at March 31, 2025, due mainly to growth in the EFA. Foreign exchange accounts liabilities, related to Canada’s commitments to the International Monetary Fund, increased by $3.6 billion in fiscal 2024-25, totalling $47.7 billion at March 31, 2025, primarily due to foreign exchange rate movements and the issuance of additional notes payable to the IMF.

GOVERNMENT OF CANADA – DETAILED CONSOLIDATED STATEMENT OF NON-BUDGETARY TRANSACTIONS, NON-FINANCIAL ASSETS AND FOREIGN EXCHANGE TRANSACTIONS

(millions of dollars)

	Year ended March 31(2)
	2025	2024	2023(1)	2022	2021
Loans, investments and advances
Enterprise Crown corporations and other government business enterprises
Loans and advances
Canada Mortgage and Housing Corporation	–2,117	–2,310	–2,510	–2,024	–907
Business Development Bank of Canada	–4,311	–2,626	–6,793	–1,848	5,179
Farm Credit Canada	–4,406	–2,829	–2,821	–3,106	–1,699
Canadian Development Investment Corporation	–18,707	–764	138	–6,290	–3,725
Other	–79	–2	–26	154	–12
	–29,620	–8,531	–12,012	–13,114	–1,164
Investments
Share of annual loss or profit (–)	–3,239	660	–3,878	–11,535	11,638
Other comprehensive loss or income (–)	–920	221	–1,628	–4,465	–343
Dividends	1,184	1,423	1,695	6,050	13,592
Capital	–356	–290	8,717	–435	–18,470
Equity adjustments and other	11	–13	–27	2	–24
Canada Mortgage Bonds	–36,557	–7,580	–	–	–

	–39,877	–5,579	4,879	–10,383	6,393

Total	–69,497	–14,110	–7,133	–23,497	5,229
Less:
Loans expected to be repaid from future appropriations	95	183	201	225	115

Total	–69,592	–14,293	–7,334	–23,722	5,114

Other loans, investments and advances
Portfolio investments	150	–247	–166	390	–165
Capital subscriptions - International organizations	–	–	–	–	–
Loans and advances
Canada Emergency Business Account	1,161	21,016	3,864	344	-28,789
Canada Student Loans and Canada Apprentice Loans	–2,205	1,683	–510	–115	–1,120
Unconditionally repayable contributions	–658	–622	–948	–1,098	–1,619
Other loans and advances	–5,154	–4,229	–984	–3,550	–197

Total loans and advances	–6,856	17,848	1,422	–4,419	–31,725

Total	–6,706	17,601	1,256	–4,029	–31,890

Total loans, investments and advances	–76,298	3,308	–6,078	–27,751	–26,776

Pensions and other future benefits
Public sector pensions	–8,275	–8,130	–5,034	–3,979	–1,557
Other employee and veteran future benefits	17,317	18,401	18,244	15,519	17,808

Total pensions and other future benefits	9,042	10,271	13,210	11,540	16,251

Other Liabilities
Canada Pension Plan Account	306	–146	204	–38	–139
Other liabilities	–238	–230	–573	1,034	800

Total other liabilities	68	–376	–369	996	661

Non-financial assets
Tangible capital assets	–10,539	–7,214	–4,552	–5,202	–3,901
Inventories	281	1,191	–379	738	–3,593
Prepaid expenses and other	–241	–835	–44	774	–2,054

Total non-financial assets	–10,499	–6,858	–4,975	–3,690	–9,548

Other transactions
Taxes receivable	–10,612	–22,063	–13,394	–25,565	–20,925
Other accounts receivable	371	–467	–1,890	6,430	–2,697
Derivative assets	1,176	332	1,714	–1,907	–2,257
Provincial, Territorial and Indigenous Tax Agreements Account	–5,484	11,285	–20,942	16,140	7,691
Amounts payable related to tax	7,053	2,990	6,285	6,947	11,330
Derivative liabilities	1,452	–558	2,218	–774	–8,086
Other liabilities	–5,901	–9,659	11,568	35,845	24,419

Total other transactions	–11,945	–18,140	–14,441	37,116	9,475

Foreign exchange accounts
Assets
International reserves held in the Exchange Fund Account	–18,176	–10,549	–21,767	–29,510	14,427
International Monetary Fund — Subscriptions	–1,313	286	–992	581	1,546
International Monetary Fund — Loans	–	67	65	65	171
International Monetary Fund — Poverty Reduction and Growth Trust	–1,417	–494	–	–	–
International Monetary Fund — Resilience and Sustainability Trust	–316	–60	–414	–	–
	–21,222	–10,750	–23,108	–28,864	16,144
Liabilities
Exchange Fund Account liabilities
Due to broker	–316	–	–	–	–
International Monetary Fund
Special drawing rights allocations	–1,973	430	–1,489	–17,945	840
Notes payable	–1,303	–385	–411	490	3,023
	–3,592	45	–1,900	–17,455	3,863

Total foreign exchange accounts	–17,630	–10,795	–21,208	–11,409	12,281

Source: Public Accounts of Canada 2025 (Volume 1, Tables 1.6, 1.7).

(1)	Years prior to 2022 figures have not been restated following the adoption of Public Sector Accounting Standard PS 3280 Asset Retirement Obligations in 2023.
(2)

The figures up to 2022 have been reclassified in the fiscal year 2023 to reflect the change in the financial instrument suite of standards. Other than the 2022 restated figures, the restatements in the prior years have not been audited.

Unmatured Market Debt

The Government’s unmatured market debt represents financial obligations resulting from the sale of marketable bonds, treasury bills, Canada Savings Bonds, Canada Premium Bonds, Canada Bills, Canada Notes, Euro-Medium Term Notes and global foreign currency marketable bonds.

Borrowing is one of the two major sources of money available to the Government to finance its operations. The changes in unmatured market debt payable in Canadian currency have been broadly consistent with changes in financial requirements. The changes in unmatured market debt payable in foreign currency have been associated with developments in foreign exchange markets and related requirements to supplement foreign exchange reserves through foreign borrowing.

UNMATURED MARKET DEBT

(Principal Amount Outstanding)

(millions of dollars)

	At Sept. 30, 2025	At March 31
		2025	2024	2023	2022	2021
Canadian Currency:
Marketable bonds	1,204,798	1,163,044	1,081,398	1,037,890	1,030,634	875,023
Treasury bills	305,700	285,200	267,400	201,800	187,400	218,800
Canada Savings Bonds	0	0	0	0	0	163
Canada Premium Bonds	0	0	0	0	0	136

Total Canadian currency	1,510,498	1,448,244	1,348,798	1,239,690	1,218,034	1,094,122

Foreign Currency:(1)
Canada Bills	5,427	4,210	2,172	2,473	2,575	4,054
Canada Notes	–	–	–	–	–	63
Euro Medium-Term Notes	–	–	–	–	–	–
Other marketable bonds(2)	19,491	25,174	18,959	13,516	11,877	11,310

Total foreign currency	24,917	29,383	21,131	15,989	14,452	15,427

Total Unmatured Market Debt	1,535,415	1,477,628	1,369,928	1,255,679	1,232,486	1,109,549

Source: Bank of Canada, Department of Finance.

Note: Amounts may not add up due to rounding.

(1)	Foreign currency debt is converted to Canadian dollars using the following closing exchange rate levels:

	At Sept. 29, 2025	At March 31
		2025	2024	2023	2022	2021
United States Dollar	1.3922	1.4385	1.3542	1.3516	1.2502	1.2567

(2)	Excludes Canada Notes and Euro Medium-Term Notes. Other global foreign currency marketable bonds are comprised of the following amounts (in millions) before conversion to Canadian dollars:

	At Sept. 29, 2025	At March 31
		2025	2024	2023	2022	2021
United States Dollar	14,000	17,500	14,000	10,000	9,500	9,000

Total Canadian currency unmatured market debt was $1,510 billion on September 30, 2025, an increase of $62,253 million from March 31, 2025. The increase resulted from an increase in outstanding marketable bonds and outstanding treasury bills.

Marketable bonds are interest-bearing obligations generally available to all investors. In the period April 1, 2025 to September 30, 2025, the Government issued an aggregate of $157,250 million of marketable bonds in Canadian currency and redeemed $117,080 million ($18,410 million in bonds were repurchased and cancelled during the period), for a net increase of $40,170 million. This was further increased by $1,584 million for the inflation compensation on Real Return Bonds, which resulted in an overall net increase of $41,753 million in marketable bonds.

Treasury bills are obligations issued at a discount with maturities generally of three months, six months and one year. In the period April 1, 2025 to September 30, 2025, the amount of treasury bills outstanding increased by $20,500 million.

In 2017, the Government announced its decision (Budget 2017) to discontinue the sales of new Canada Savings Bonds and Canada Premium Bonds. All outstanding bonds will continue to be honoured. As of December 1, 2021, all Canada Savings Bonds and Canada Premium Bonds have matured. The outstanding balance of matured but unredeemed bonds is $392 million as of September 30, 2025.

Total foreign currency unmatured market debt was $24,917 million on September 30, 2025, a decrease of $4,466 million from March 31, 2025. Canada Bills are short-term U.S. dollar-denominated unsecured obligations issued in the U.S. money market with a term to maturity of not more than 270 days. Canada Notes are usually U.S. dollar-denominated interest-bearing marketable notes that mature not less than nine months from their date of issue. Euro Medium Term Notes are medium-term notes issued outside the United States and Canada. Notes issued under this program can be denominated in a range of currencies and structured to meet investor demand. The other marketable bonds are comprised of four global bond issues denominated in U.S. dollars.

In 1996, Canada implemented the EFA foreign currency swap program. Under these foreign exchange swaps, Canadian dollar liabilities are swapped into liabilities in foreign currencies, allowing Canada to raise foreign exchange reserves cost effectively. As of September 30, 2025, $78,437 million of Canadian dollars have been swapped for USD $59,557 million, $20,001 million of Canadian dollars have been swapped for EUR 13,552 million, $9,236 million of Canadian dollars have been swapped for GBP 5,500 million and $7,912 million Canadian dollars have been swapped for JPY 795,000 million. As of September 30, 2025, on a net basis $242 million Canadian dollars have been swapped for USD 178 million through foreign exchange swaps which mature in less than one year.

The average rates of interest paid on the unmatured debt outstanding by instrument are set out below.

AVERAGE RATES OF INTEREST (%)

	At March 31
	2025	2024	2023	2022	2021
Marketable bonds(1)	2.64	2.39	1.90	1.49	1.63
Treasury bills	3.24	5.04	4.28	0.60	0.21
Canada bills	4.29	5.28	4.64	0.33	0.07
Total market debt	2.76	2.90	2.28	1.37	1.35

Source: Public Accounts of Canada 2025 (Volume 1, Table 6.5).

(1)	Includes foreign currency marketable bonds.

The following table shows the scheduled repayments in respect of principal and interest on the marketable bonds and notes outstanding at September 30, 2025.

SCHEDULE OF MARKETABLE BOND AND NOTE REPAYMENTS

(millions of dollars)

	Total Principal and Interest(1)
For the years ended December 31,	Canadian Currency Debt(2)	Foreign Currency Debt(3)
2025	31,590	219
2026	91,577	5,488
2027	65,013	597
2028	60,081	6,061
2029	37,989	4,468
2030-2034	291,181	4,970
2035-2039	34,566	—
2040-2044	32,708	—
2045-2049	46,547	—
2050-2054	93,285	—
2055-2059	30,744
2060-2064	9,953

Source: Bank of Canada.

(1)	Does not include Canada Bills and excludes the effect of interest rate swaps and cross currency swaps.
(2)	Only includes domestic marketable bonds, excluding inflation compensation component on Real Return Bonds.
(3)	Converted at USD 1.00 = CAD 1.3922; the closing rate on September 29, 2025.

Crown Corporations

Except for enterprise Crown corporations and other government business enterprises, which are reported under the modified equity basis of accounting, all Government organizations are consolidated in the Government’s financial statements.

The payment of all money borrowed by agent enterprise Crown corporations is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings constitute unconditional obligations of the Government and are recorded as such in the accounts of Canada, net of borrowings expected to be repaid directly by these corporations. Borrowings expected to be repaid by agent enterprise Crown corporations amounted to $311,934 million as at March 31, 2025. Since fiscal 2007-08, the Government has met all of the borrowing needs of the Business Development Bank of Canada, Canada Mortgage and Housing Corporation and Farm Credit Canada through direct lending. The following table summarizes the unaudited financial information of consolidated Crown corporations, other entities and enterprise Crown corporations as at March 31, 2025.

FINANCIAL INFORMATION REGARDING CROWN CORPORATIONS AND OTHER ENTITIES

(millions of dollars)

	Consolidated Crown corporations	Other entities	Enterprise Crown corporations	Total
Assets
Total assets	28,232	809	833,640	862,681

Liabilities
Liabilities to other than Government
Borrowings	158	—	312,440	312,599
Other	14,324	214	264,673	279,210

	14,482	214	577,113	591,809

Net assets	13,749	595	256,527	270,872

Financial interest of the Government
Obligations to the Government	2,539	9	205,357	207,905
Net equity of the Government	11,210	587	51,170	62,968

Total financial interest	13,749	595	256,527	270,872

Contingent liabilities	(1)	(1)	9,396	9,396

Source: Public Accounts of Canada 2025 (Volume 1, Tables 4.1, 4.4, 9.3, 9.7).

(1)

Contingent liabilities of consolidated Crown corporations and other entities are included in the Government’s financial statements as follows: pending and threatened litigation and other claims, and loan guarantees - provision accrued: $26.9 million; disclosure only: $9.2 million.

Note: Amounts may not add due to rounding.

Contingent Liabilities (with respect to Guarantees provided by the Government)

The contingent liabilities of the Government with respect to guarantees provided by the Government as at March 31, 2025 are summarized as follows.

CONTINGENT LIABILITIES (WITH RESPECT TO NET EXPOSURE UNDER GUARANTEES)

(millions of dollars)

Guarantees provided by the Government
Guaranteed borrowings of enterprise Crown corporations and other government business enterprises	311,934
Loan guarantees	14,537
Insurance programs managed by the Government	278,727
Other explicit guarantees	—

Total gross guarantees	605,198
Less: allowance for guarantees	450

Net exposure under guarantees	604,748

Source: Public Accounts of Canada 2025 (Volume 1, Table 11.6).

Note: Amounts may not add due to rounding.

Insurance Programs

Certain agent enterprise Crown corporations operate insurance programs. In the event that such corporations have insufficient funds to meet their obligations, the Government would provide the required financing through appropriations, either budgetary or non-budgetary.

The following table summarizes the unaudited information regarding such insurance programs as at March 31, 2025.

AGENT ENTERPRISE CROWN CORPORATION INSURANCE PROGRAMS

(millions of dollars)

	Insurance in force	Net claims(1)	5-year average of net claims paid	Closing balance of Fund
Canada Deposit Insurance Corporation	1,240,886	—	—	8,060

Canada Mortgage and Housing Corporation:

Mortgage Insurance Fund	442,000	46	77	12,494
Mortgage-Backed Securities Guarantee Fund	561,000	—	—	2,180

Export Development Canada:
Export insurance contracts entered into on its own behalf	39,014	164	106	—

Farm Credit Canada	5,132	5	6	14

Source: Public Accounts of Canada 2025 (Volume 1, Table 11.8).

(1)	Refers to the difference between claims and amounts received from sales of related assets and other recoveries.

DEBT RECORD

Canada has always paid the full face amount of the principal and interest on every direct obligation issued by it and every indirect obligation on which it has been required to implement its guarantee, promptly when due. During war, where such payment would have violated laws or regulations forbidding trading with the enemy, payment was made to a custodian of enemy property.

MONETARY AND BANKING SYSTEM

Bank of Canada

The Bank of Canada (the “Bank”) was incorporated in 1934 under the Bank of Canada Act (in this section referred to as the “Act”) as Canada’s central bank. All of the capital stock of the Bank is owned by the Government.

The Bank is entrusted with five core functions: the conduct of monetary policy to safeguard the value of money by maintaining inflation at low, stable, and predictable levels; the promotion of safe, sound, and efficient financial systems both within Canada and internationally, including the execution of transactions in financial markets to support these objectives; the provision of funds management services as the fiscal agent for the Government of Canada, encompassing treasury-management, public debt administration, and advisory services on foreign exchange reserves; the supervision of payment service providers to enhance confidence in the safety and reliability of their services and to protect users from specific risks; and the exclusive authority to issue Canadian bank notes.

The Act confers specific powers to the Bank to carry out its duties. The Bank may buy or sell various types of assets and securities, which include: gold, silver, nickel and other coins; gold and silver bullion; foreign currencies; SDRs issued by the IMF; securities issued or guaranteed by Canada or any province; and securities issued or guaranteed by the Government of the United States of America, of Japan, of the United Kingdom or of a member state of the European Union. For purposes of conducting monetary policy or promoting the stability of the Canadian financial system, the Bank may buy or sell from or to any person securities and any other financial instruments other than instruments that evidence an ownership interest or right in or to an entity, that comply with the policy established by the Governor and published in the Canada Gazette. Also, for the purposes of conducting monetary policy or promoting financial stability, if the Governor is of the opinion that there is a severe and unusual stress on a financial market or the financial system, the Bank may buy and sell from or to any person any securities and any other financial instruments, to the extent determined necessary by the Governor.

The Bank may open accounts with other central banks, or in the Bank for International Settlements (“BIS”). The Bank may accept deposits from: the Government or any of its corporations or agencies; any province; any bank; any authorized foreign bank that is not subject to certain restrictions and requirements; or any other member of Payments Canada, as well as financial market infrastructures. The Bank may pay interest to the Government on deposits held at the Bank and may pay interest to member institutions of Payments Canada on deposits accepted for certain specified purposes. Since May 16, 2022, Government of Canada deposits have ceased accruing interest. It may also accept deposits from other central banks and official international financial organizations and may pay interest on such deposits. The Bank does not accept deposits from individuals, nor offer commercial banking services.

The Bank is not required to maintain gold or foreign exchange reserves against its liabilities. The Bank may, on the pledge of certain classes of securities or property, make loans or advances for periods not exceeding six months to any member of Payments Canada. The Bank shall at all times make public the minimum rate at which it is prepared to make loans or advances. Although the Bank has the power to make loans or advances under certain conditions and for limited periods to the Government or any province, such loans are extremely rare and no such loans have been made in over 50 years.

The Bank conducts various financial market operations and supplies liquidity to support its monetary policy goals and the stability of the financial system. In addition to offering routine liquidity through its Standing Liquidity Facility to reinforce the key policy interest rate and ensure smooth payment system settlement, the Bank can also provide exceptional liquidity on either a bilateral or market wide basis to financial institutions experience funding pressures. These activities are guided by a clear framework for market operations and liquidity provision. Every tool within this framework is affected by, and in turn influences, the size, structure, and management of the Bank’s balance sheet.

The framework for the implementation of monetary policy by the Bank was changed considerably on two occasions during the 1990s, first as a result of the phased elimination of reserve requirements between June 1992 and July 1994, and second, with the introduction of a large-value settlement system (the “Large Value Transfer System” or “LVTS”) in February 1999. In 2021, the Lynx payment system replaced the LVTS system and is Canada’s real-time gross settlement system.

The Bank can implement monetary policy through two different frameworks, depending on how the Bank manages the balance sheet and supplies liquidity to the payment system. The interest rate corridor system is one where the Bank establishes an operating band, or corridor, around the policy interest rate. The Bank then supplies limited settlement balances and actively manages its balance sheet to maintain a targeted level of settlement balances on a daily basis through the auctioning of Government of Canada cash balances. The Bank implemented this approach between 1999 and March 23, 2020. Alternatively, the Bank can operate in the floor system where the Bank does not target a specific level of settlement balances but does ensure that the level is more than enough to meet demand from financial institutions. In the floor system, as of January 30, 2025, the deposit rate is set at 5 basis points below the target rate. This system was implemented in March 2020 to reinforce the overnight target rate, and on April 13, 2022, the Bank announced that the floor system would remain in place. The following paragraph describes the floor system more fully.

The floor system has a simpler operational framework and can function effectively in both normal and exceptional circumstances (e.g., market-wide demand for liquidity). To do so, the Bank may allow settlement balances to reach a higher level than usual or cease targeting a specific level of settlement balances altogether. When the Bank provides an ample amount of settlement balances, the overnight rate is less sensitive to the overall level of settlement balances. Because of this, there is less need for intraday liquidity operations or afternoon Receiver General of Canada auctions that the Bank typically uses to achieve its target level of settlement balances. In such circumstances, the Bank may also narrow its operating band for implementing monetary policy. As of January 30, 2025, the deposit rate is set at 5 basis points below the target rate, while the Bank rate is at 25 basis points above the target rate. Along with higher settlement balances, this helps motivate trading in the general collateral overnight market at or close to the deposit rate during the day and supports the Bank’s ability to achieve its overnight rate target.

The Act provides for regular consultation between the Governor of the Bank and the Minister of Finance and National Revenue as well as for a formal procedure whereby, in the event of a disagreement between the Government and the Bank which cannot be resolved, the Government may issue a directive to the Bank concerning the monetary policy to be followed. The directive must be in writing, in specific terms, applicable for a specified period and published forthwith. This provision in the Act makes it clear that the Government must take the ultimate responsibility for monetary policy, but the Bank is in no way relieved of its responsibility for monetary policy and its execution so long as a directive is not in effect. No directive has ever been issued.

The Payment Clearing and Settlement Act gives the Bank formal responsibility for the regulatory oversight of major clearing and settlement systems. Specifically, the Bank reviews all eligible systems and identifies their potential to cause systemic or payment system risk. If the Governor of the Bank is of the opinion that a clearing and settlement system could be operated in a manner that poses a systemic risk or payments system risk and the Minister is of the opinion that it is in the public interest to do so, the Governor may designate the clearing and settlement system as a clearing and settlement system that is subject to the Bank’s oversight. Designated systems will have to satisfy the Bank that they have appropriate risk-control mechanisms in place. The Bank may carry out examinations and, in situations where it is judged that systemic or payment risk is being inadequately controlled, the Governor of the Bank may issue directives to a designated system to remedy the situation.

The Payment Clearing and Settlement Act also gives the Bank powers to provide certain services. In particular, the Bank can provide a guarantee of settlement to the participants of designated systems, make liquidity loans to the clearing house and the central counterparty, and act as central counterparty to the participants. More generally, the Bank has the power to participate in any eligible clearing and settlement system - participating in its loss sharing mechanism, acting as custodian and/or settlement agent for a clearing house, and accepting and paying interest on deposits from the systems and their participants. Furthermore, the Payment Clearing and Settlement Act establishes the Bank’s role as the resolution authority for Canadian designated systems and their clearing houses. The resolution mandate came into force in 2019. The resolution regime’s main objectives are to promote financial stability, maintain the availability of critical financial services and minimize the potential exposure of public funds to a loss. To achieve this, the Bank has developed a plan on how to respond to the unlikely event of a designated system in resolution, in Canada. The Governor of the Bank is responsible for determining if a designated system or its clearing house is non-viable and entering it into resolution. In its role as resolution authority, the Bank also has the power to take temporary control of the designated system or its clearing house to manage risk or resolve crises.

Under the Retail Payment Activities Act (“RPAA”), the Bank is responsible for registering and supervising payment service providers (“PSPs”). In November 2023, the Department of Finance published final regulations to support the RPAA. The registration portion of the mandate came into force on November 1, 2024, and the Bank published its list of registered PSPs on September 8, 2025. This is also the day when supervisory expectations for registered PSPs to be fully compliant with obligations for managing operational risk and end-user funds safeguarding came into force. Under the RPAA, the Bank is responsible for determining if registered PSPs comply with these supervisory expectations, and for using tools to promote compliance with them. The RPAA also enables the Bank to monitor and evaluate trends and issues in the payment system.

Other Government Financial Institutions

Export Development Canada (“EDC”) was established on October 1, 1969 for the purpose of facilitating and developing trade between Canada and other countries. EDC is the successor to the Export Credits Insurance Corporation which commenced operations in 1944. Activities were originally limited to insuring Canadian exporters against non-payment of credits extended to foreign buyers. To further enhance Canada’s growing export trade, EDC has introduced an export loans program, a foreign investment guarantees program and a surety risk protection insurance program. The Federal Business Development Bank was established in 1975 as the successor to the Industrial Development Bank which was established in 1944 as a subsidiary of the Bank of Canada. In 1995, the Federal Business Development Bank was continued as the Business Development Bank of Canada (“BDC”). The purpose of the BDC is to provide financial and management services to Canadian businesses, with a focus on small and medium-sized enterprises in Canada. The Canada Deposit Insurance Corporation, established in 1967, insures deposits payable in Canada and in Canadian currency at banks and other financial institutions up to $100,000 per depositor. Farm Credit Canada, established in 1959, provides financial and management services to farms and agrifood businesses. The Canada Mortgage and Housing Corporation (formerly the Central Mortgage and Housing Corporation, or “CMHC”) was incorporated in 1945 to insure mortgage loans made by approved lenders and to make direct mortgage loans. Since then, CMHC’s role in the housing market has expanded beyond mortgage loan insurance to include the provision of mortgage-backed securities and related guarantees, housing policy and advice, and housing research.

Chartered Banks

Canada’s banks are all federally incorporated and are regulated under the Bank Act. The Bank Act sets out the rules for the structure and operation of these institutions. The Office of the Superintendent of Financial Institutions (“OSFI”) is the federal agency responsible for supervising banks.

Under the Bank Act, foreign banks are permitted to incorporate Canadian bank subsidiaries. In June 1999, legislation was passed to allow foreign banks to establish branches in Canada. Foreign banks can operate full-service branches or lending branches. As at November 3, 2025, the banking system consisted of 35 domestic banks, 15 foreign bank subsidiaries, 27 full-service foreign bank branches, and 2 foreign bank lending branches. Foreign bank lending branches are prohibited from accepting deposits or otherwise borrowing money except from financial institutions. Generally, foreign bank full-service branches may not in Canada accept deposits of less than $150,000. Deposits at foreign bank branches are not insured by the Canada Deposit Insurance Corporation (“CDIC”). Moreover, foreign branches are not subject to the capital requirements of domestic banks. Foreign bank branches are required to deposit and maintain a minimum amount of unencumbered assets with an approved financial institution in Canada.

To strengthen Canada’s bank resolution toolkit, the Government implemented a bail-in regime for Canada’s systemically important banks. The objectives of the bail-in regime are to: preserve financial stability by empowering the Governor in Council and CDIC to quickly restore a failed systemically important bank to viability and allow it to remain open and operating, even where the bank has experienced severe losses; reduce government and taxpayer exposure in the unlikely event of a failure of a systemically important bank; and reduce the likelihood of a failure of a systemically important bank and increase market discipline by reinforcing that bank shareholders and creditors are responsible for the bank’s risks – not taxpayers. As part of the implementation of the statutory bail-in regime, the Superintendent of Financial Institutions was given responsibility for the designation of domestic systemically important banks (“D-SIBs”). The Superintendent has legally designated Canada’s six largest banks (Bank of Montreal, Bank of Nova Scotia, Canadian Imperial Bank of Commerce, National Bank of Canada, Royal Bank of Canada and Toronto-Dominion Bank) as D-SIBs. The bail-in power allows the Canada Deposit Insurance Corporation (Canada’s bank resolution authority), if directed to do so by the Governor in Council, to convert some of a failing systemically important bank’s debt into common shares in order to recapitalize the bank.

Financial Sector Initiatives

The Government of Canada is responsible for ensuring the federal financial sector regulatory framework operates efficiently and effectively for consumers and businesses while maintaining the safety of institutions and soundness and integrity of the sector. The sunset provision in the financial institutions statutes, which include the Bank Act, the Insurance Companies Act and the Trust and Loan Companies Act, encourages regular review of the federal financial sector framework to ensure that it continues to meet the changing needs of its users.

Proposals from the most recent review were announced in Budget 2025, which included several measures to strengthen competition in Canada’s financial sector, enhance consumer protections, address national security risks and simplify the federal financial sector regulatory framework. Budget 2025 also announced the renewal of the sunset provision to June 30, 2033.

On housing finance, in 2024, the Government announced changes to mortgage insurance rules to support homeownership and incentivize the creation of new housing supply. These changes, taking effect on December 15, 2024, included increasing the property value limit from $1 million to $1.5 million for mortgage insurance eligibility, and permitting 30-year amortizations for insured mortgages where the homebuyer is a first-time homebuyer or purchases a new build. Also, effective January 15, 2025, changes were made to allow insured mortgage refinancing where a homeowner adds additional housing units to a residential property. These recent measures follow successive rounds of policy and regulatory tightening between 2008 and 2021, in relation to both insured and uninsured mortgage lending, to support the resilience of mortgage borrowers and Canada’s housing finance system. In November 2024, OSFI began implementing loan-to-income (“LTI”) limits on the uninsured mortgage portfolios of federally regulated lenders. Also, as of November 21, 2024, OSFI no longer prescribes the minimum qualifying rate (“MQR”) when uninsured mortgage borrowers switch to a new federally regulated financial institution (“FRFI”) at renewal, provided the loan amount or amortization do not increase (i.e., a “straight switch”). Similarly, as of December 16, 2024, the Government removed the requirement to apply the MQR on low ratio insured mortgages (i.e., loan-to-value ratios of 80%, or less) where the borrower does a “straight switch” from a FRFI to any new lender at renewal. In Budget 2025, the Government announced an increase to the annual issuance limit for Canada Mortgage Bonds from $60 billion to $80 billion, starting in 2026.This increase is dedicated exclusively to multi-unit housing to increase access to cost-effective funding for lenders and support construction.

In recent years, the Government has introduced a series of measures and investments to combat financial crime, protect Canadians, and safeguard the integrity of Canada’s financial system. Since 2018, the Government has made investments of close to $470 million to strengthen compliance, data, financial intelligence, information sharing and investigative capacity to support money laundering investigations. The rapidly evolving and complex nature of financial crime also requires ongoing changes to Canada’s legislative and regulatory framework to provide effective tools to confront new money laundering and terrorist financing techniques. Every Budget since 2019 has included financial crime related measures, and important amendments were also included in the 2023 and 2024 Fall Economic Statements.

The Government has undertaken significant reforms in recent years to strengthen Canada’s Anti-Money Laundering and Anti-Terrorist Financing (“AML/ATF”) Regime. Most recently, Budget 2025 announced the establishment of a new Financial Crimes Agency to be Canada’s lead enforcement agency against financial crimes. This agency will be a best-in-class model that aims to unite the police and civilian expertise needed to investigate complex cases of money laundering, organized criminal activity, and online financial scams, and to recover illicit proceeds. The Minister of Finance and National Revenue will work with the Ministers of Justice and Public Safety to introduce legislation to stand up this agency by Spring of 2026. Budget 2025 also proposes to address the most common forms of money laundering through new restrictions on large cash transactions of $10,000 or more and third-party cash deposits. Canada has also tabled proposed legislation in Bill C-12,Strengthening Canada’s Immigration System and Borders Act, to strengthen AML/ATF supervision, compliance, and enforcement, including by increasing AML/ATF penalties, introducing new compliance requirements, and making the Financial Transactions and Reports Analysis Centre of Canada (“FINTRAC”) a member of the Financial Institutions Supervisory Committee. This complements measures announced in Budget 2024 to enhance the ability of industry to share information with each other to better detect and deter money laundering, terrorist financing, and sanctions evasion, while maintaining privacy protections for personal information; permit FINTRAC to disclose financial intelligence to provincial and territorial civil forfeiture offices; expand the framework to cover new sectors that pose financial crimes risks; as well as other measures to support law enforcement investigations.

Budget 2025 announced government’s intent to develop a National Anti-Fraud Strategy to combat consumer-targeted financial fraud at all stages of its lifecycle. As a first step, government will introduce legislative amendments to strengthen fraud-related financial consumer protections. These amendments will require banks to establish and adhere to policies and procedures to detect and prevent consumer targeted fraud and to mitigate its impacts, to obtain express consent from accountholders before enabling certain account functions, allow accountholders to adjust transaction limits or disable certain account functions, and collect and report data on fraud to the Commissioner of the Financial Consumer Agency of Canada. Regulations to accompany these amendments will be developed before they come into force. Additionally, government intends to work across the financial, telecommunications and technology sectors to develop further measures to protect consumers against fraud.

To ensure consumers can safely and securely share their financial data and safely use new and innovative services that can help them improve their financial outcomes, the Government announced in Budget 2025 that it would complete the Consumer-Driven Banking Framework. The government also announced that it was shifting oversight of the Framework from the Financial Consumer Agency of Canada (“FCAC”) to the Bank of Canada, and placing an increased emphasis on competition as a key objective of the Framework. Once the legislation receives Royal Assent, the Government will shift to the development of regulations, with a view to implementing the Framework in late 2026 or early 2027. The Government will review the Consumer-Driven Banking Act after three years to ensure it continues to meet core policy objectives.

As announced in Budget 2025, the Government has introduced legislation to regulate the issuance of fiat-backed stablecoins by non-prudentially regulated issuers in Canada, making them safer for Canadians and businesses and helping build trust in digital payments. This legislation requires issuers to maintain and manage adequate asset reserves, establish redemption policies, implement risk management frameworks, and protect the sensitive and personal information of Canadians. The legislation also includes national security safeguards to support the integrity of the framework so that fiat-backed stablecoins are safe and secure for consumers and businesses to use. The Bank of Canada will become the regulator for fiat-backed stablecoins.

Monetary Policy and Interest Rate Developments

The ultimate objective of Canadian monetary policy is to promote good overall economic performance, namely by keeping inflation low, stable and predictable.

In February 1991, the Government and the Bank of Canada (the “Bank”) jointly announced a series of targets for reducing total CPI inflation to the mid-point of a range of 1% to 3% by the end of 1995. This inflation-control target range has been extended a number of times. In 2021, the Government and the Bank renewed the flexible inflation-targeting framework for 2022 to 2026. The Government and the Bank believe that the best contribution of monetary policy to the well-being of Canadians is to continue to focus on price stability. The Government and the Bank also agree that monetary policy should continue to support maximum sustainable employment, recognizing that maximum sustainable employment is not directly measurable and is determined largely by non-monetary factors that can change through time. Further, the Government and the Bank agree that because well-anchored inflation expectations are critical to achieving both price stability and maximum sustainable employment, the primary objective of monetary policy is to maintain low, stable inflation over time. The next review of the inflation-control framework will be in 2026.

The policy instrument the Bank uses to influence monetary conditions is the target overnight rate, which is the mid-point of the Bank’s operating band for overnight financing. The Bank constantly reassesses the level of the target overnight rate necessary to achieve the inflation-control targets.

Since November 2000, the Bank has moved to eight fixed announcement dates for the target overnight rate to make monetary policy more effective. Fixed dates have reduced the uncertainty in financial markets associated with not knowing exactly when changes in the overnight rate target may be announced and contributed to the improved functioning of financial markets. Fixed dates have provided a regular opportunity to emphasize the medium-term perspective of monetary policy and increased the Bank’s transparency, accountability and dialogue with the public.

Starting in June 2024, the Bank gradually lowered the overnight rate as inflation returned to the target range of 1% to 3% following several years of high price pressures. Since August 2024, inflation has remained close to 2%.

Changes in U.S. trade policy since early 2025 have led to steep increases in tariffs on several Canadian industries and increased economic uncertainty. According to its October 2025 Monetary Policy Report, the Bank expects Canadian GDP growth to gradually pick up during the second half of 2025 and expand by 1.1% in 2026 and 1.6% in 2027. Nevertheless, Canada’s GDP is projected to remain consistently lower than it would have been if U.S. tariffs had not been put in place. The Bank expects inflationary pressures to ease in the months ahead and CPI inflation to remain near 2% over the projection horizon.

With continued economic weakness and inflation projected to stay near the 2% target, the Bank lowered the overnight rate to 2.25% at its October 2025 meeting. The Bank also stated that, if inflation and economic activity evolve as projected in October, the current policy rate is appropriate to maintain inflation around 2% while supporting the economy through this period of structural adjustment.

Selected Interest Rates

Membership in International Economic Organizations

As of September 30, 2025, Canada’s paid-up quota in the IMF was SDR  11,024 million.  On September 29, 2025,  one  SDR  equaled $1.9065. Canada also participates in the New Arrangements to Borrow (the “NAB”), which provides special financial resources to the IMF. The NAB is subject to periodic review and renewal by the IMF’s Board of Governors. On January 1, 2021, a NAB reform became effective, doubling the NAB credit arrangements and establishing a new NAB period through end-2025. As of September 30, 2025, Canada’s NAB commitment was SDR 7,747 million, with SDR 0 million drawn.

Alongside a number of G7, G20 and other partner countries, Canada also participates in the global undertaking to extend the IMF’s access to bilateral resources (also known as Bilateral Borrowing Agreements (“BBAs”). The previous 2016 agreement under which Canada provided a credit line of SDR 8,200 million ended on December 31, 2020. With the doubling of the NAB, the BBAs were roughly halved, keeping overall borrowed resources unchanged. A new BBA agreement became effective on January 1, 2021 for a term of three years through end-2023, extendable by one year. In May 2023, the IMF Executive Board agreed to extend the 2020 BBAs to end-2024, which was subject to the consent of individual creditor countries. Canada provided its consent to the IMF in June 2023. As of September 30, 2025, Canada’s bilateral credit line to the IMF was SDR 3,532 million.

On December 15, 2023, the Board of Governors of the IMF concluded the 16th General Review of Quotas (“GRQ”) and approved a 50% equiproportional increase in IMF members’ quotas (without changing individual members’ quota shares) and a rollback of the NAB. This increase will become effective once consent is received from members representing 85% of total voting power for quotas and 90% for the amounts of NAB participants. Upon effectiveness, NAB resources will be reduced, and the BBAs will be phased out. Canada’s new quota will be SDR 16,536 million, while the NAB amount will be reduced to SDR 6,486 million. To ensure the IMF remains well-resourced in the interim, the BBAs have been extended to December 31, 2027, or until the GRQ becomes effective, whichever comes first. Additionally, since the current NAB is set to expire on December 31, 2025, the participants agreed to extend it until December 31, 2030. Canada provided its consent to the quota increase, the rollback of the NAB, and the extension of the BBAs on July 15, 2024.

Canada is also a member of the Organization for Economic Cooperation and Development, a party to the World Trade Organization and a shareholder (through the Bank) of the BIS. Canada’s participation in other international development institutions is summarized in the table below.

PARTICIPATION IN OTHER INTERNATIONAL DEVELOPMENT INSTITUTIONS

(millions of U.S. dollars)

	At September 30, 2025
	Subscription
	Total	Paid-in(1)
International Bank for Reconstruction and Development	8,499	620
International Finance Corporation	796	796
Multilateral Investment Guarantee Agency	57	11
Asian Development Bank	7,771	389
Inter-American Development Bank	7,026	242
Caribbean Development Bank	157	34
African Development Bank	8,087	369
European Bank for Reconstruction and Development	1,358	411
Asian Infrastructure Investment Bank(2)	995	199

Source: Department of Finance. Data derived from the annual statements/reports of the above-mentioned institutions. Where applicable, subscription amounts were converted to U.S. dollar amounts using closing exchange rates as of September 30, 2025.

(1)	Balance of subscription payable only in the unlikely event that there is a call on the institution’s capital.
(2)	On June 14, 2023, the Government of Canada halted all government-led activity at the Asian Infrastructure Investment Bank (AIIB) until further notice.

CLAIMS AND OTHER

Contingent liabilities arise in the normal course of operations and their ultimate disposition is unknown. Contingent liabilities are potential liabilities which may become actual liabilities when one or more future events not wholly within the Government’s control occur or fail to occur. The following table presents the different components of the Government’s provision for contingent liabilities as at March 31, 2025.

2025 (millions of dollars)
Claims
Pending and threatened litigation and other claims	16,142
Specific claims	27,781
Comprehensive land claims	10,348
Provision for guarantees provided by the Government	450

Total provision recorded	54,721

Source: Public Accounts of Canada 2025 (Volume 1, Section 2).

Claims

Where the Government has assessed a claim as likely and measurable, an estimated provision is determined using relevant historical experience, facts and circumstances. In situations where the estimate of loss is based on a range of amounts, the amount accrued within the range is the Government’s best estimate of the potential loss which may be at an amount lesser than the maximum of the range. Significant exposure to a liability could exist in excess of what has been accrued.

The Government has claims for which the outcome is likely to result in a liability, but the Government cannot reasonably measure the amount as at March 31, 2025, the financial statement date. These claims are continually reassessed as they progress through the legal process. Until more information becomes available which would allow for a reasonable estimate of the liability or the extent, no amount is accrued or disclosed.

As of March 31, 2025, claims for which the outcome was not determinable and for which an amount had not been accrued were estimated at $3,652 million ($3,314 million in fiscal year 2024). The resolution of these claims may result in a liability, if any, that differs from the estimated amount.

Pending and threatened litigation and other claims: There are thousands of pending and threatened litigation cases as well as claims outstanding against the Government. These claims include items with pleading amounts and items where an amount is not specified. While the total amount claimed in these actions is significant, their outcomes are not known in all cases. As a result, provisions that are recorded are based on the Government’s best estimate of the potential loss.

Specific claims: Specific claims deal with the past grievances of First Nations related to Canada’s obligations under historic treaties or the way it managed First Nations’ funds or other assets. The past grievances may be proceeding via the legal system or via the specific claims program. The Government of Canada will pursue a settlement agreement with the First Nation when a claim demonstrates an outstanding lawful obligation. As of March 31, 2025, there were 828 (747 in 2024) specific claims under negotiation, accepted for negotiation or under review. A liability is estimated and recorded for claims that have progressed to a point where quantification is possible. This estimate also includes projections based on historical rates and costs of settlement for similar claims and includes an estimate for claims that have been filed but not yet assessed.

Comprehensive land claims: Comprehensive land claims arise in areas of the country where Indigenous rights and title have not been resolved by treaty or by other legal means. As of March 31, 2025, there were 103 (104 in 2024) comprehensive land claims under negotiation, accepted for negotiation or under review. A liability is estimated and recorded for claims that have progressed to a point where quantification is possible. This estimate also includes projections based on historical rates and costs of settlement for similar claims.

Other

Assessed taxes under appeal: Contingent liabilities include previously assessed federal taxes where amounts are being appealed to the Tax Court of Canada, the Federal Court of Appeal, or the Supreme Court of Canada. As of March 31, 2025, an amount of $7,796 million ($7,354 million in 2024) was being appealed to the courts, for which the likelihood of an adverse outcome was not determinable or for which an amount could not be reasonably estimated. The Government has recorded, in the amounts payable related to tax or in reduction of the amounts receivable from taxpayers, as applicable, the estimated amount of appeals that are considered likely to be lost and that can be reasonably estimated.

TABLES AND SUPPLEMENTARY INFORMATION

The tables and supplementary information under the headings Unmatured Market Debt, Other Obligations (with Respect to Money Borrowed) and Supplementary Information have been provided by the Department of Finance and the Bank of Canada.

Unmatured Market Debt

All debt obligations listed below are direct obligations of the Government of Canada and constitute a charge on the Consolidated Revenue Fund of Canada.

(A)	PAYABLE IN CANADA IN CANADIAN DOLLARS

MARKETABLE BONDS(1)

Maturity Date	Coupon%	Issue dates	Series	Outstanding at September 30, 2025
2025 — Oct. 1	3.00	2022: Jul. 25, Aug. 22, Oct. 24, Nov. 21	P246	10,000,000,000
2025 — Nov. 1	4.50	2023: Aug. 4, Aug. 21, Sep. 15, Oct. 6	Q806	15,222,000,000
2026 — Feb. 1	4.50	2023: Nov. 1, Nov. 17, Dec. 13; 2024: Jan. 15	R226	21,625,000,000
2026 — Mar. 1	0.25	2020: Oct. 9, Oct. 23, Nov. 12, Dec. 9; 2021: Jan. 18, Feb. 16, Mar. 11, Apr. 5	L518	33,415,000,000
2026 — Apr. 1	3.00	2023: Jan. 20, Feb. 17, Apr. 26, May 19	P816	10,000,000,000
2026 — May 1	4.00	2024: Feb. 12, Mar. 4, Mar. 20, Apr. 15	R556	22,175,500,000
2026 — Jun. 1	1.50	2015: Jul. 21, Oct. 27; 2016: Jan. 26, Apr. 25, Jun. 27	E679	13,472,000,000
2026 — Aug. 1	4.00	2024: May 6, Jun. 3, Jun. 28, Aug. 18	R978	19,790,000,000
2026 — Sep. 1	1.00	2021: Apr. 16, May 7, Jun. 7, Jul. 9, Aug. 13, Sep. 23	L930	21,099,000,000
2026 — Nov. 1	3.25	2024: Aug. 2, Aug. 29, Sep. 27, Oct. 11	S398	19,900,000,000
2026 — Dec. 1	4.25	1995: Dec. 7; 1996: Mar. 6, Jun. 6, Sep. 6, Dec. 6; 1997: Mar. 12, Jun. 9, Sep. 8, Dec. 8; 1998: Mar. 9, Jun. 8, Sep. 8, Dec. 7	VS05	9,856,297,500	(2)
2027 — Feb. 1	3.00	2024: Nov. 1, Nov. 15, Dec. 6; 2025: Jan. 9, Feb. 6	S547	25,375,000,000
2027 — Mar. 1	1.25	2021: Oct. 15, Nov. 15; 2022: Jan. 14, Feb. 24	M847	16,641,000,000
2027 — May 1	2.75	2025: Feb. 21, Mar. 6, Mar. 28, Apr. 10, May 1	S885	28,500,000,000
2027 — Jun. 1	1.00	2016: Aug. 3, Oct. 31; 2017: Mar. 7, May 1, Jun. 26; 2025: Jul. 18	F825	15,490,000,000
2027 — Jun. 1	8.00	1996: May 1, Aug. 1, Nov. 1; 1997: Feb. 3, May 1, Aug. 1, Nov. 3	VW17	3,620,841,000
2027 — Aug. 1	2.50	2025: May 15, Jun. 12, Jun. 27, Jul. 10, Jul. 24	T461	30,000,000,000
2027 — Aug. 24	3.245	2022: Dec. 2	P733	500,000,000
2027 — Sep. 1	2.75	2022: May 13, Jun. 10, Jul. 22, Sep. 28	N837	16,000,000,000
2027 — Nov. 1	2.50	2025: Aug. 15, Aug. 29, Sep. 11	T610	18,000,000,000
2028 — Mar. 1	3.50	2022: Oct. 21, Nov. 14; 2023: Jan. 13, Mar. 22	P576	15,000,000,000
2028 — Jun. 1	2.00	2017: Aug. 1, Oct. 30; 2018: Feb. 23, Apr. 27, Jun. 22	H235	13,500,000,000
2028 — Sep. 1	3.25	2023: Apr. 21, Jun. 5, Jul. 7, Aug. 28	Q491	20,000,000,000
2029 — Mar. 1	4.00	2023: Oct. 13, Nov. 10, Dec. 20; 2024: Jan. 22, Feb. 20, Mar. 18	Q988	27,000,000,000
2029 — Jun. 1	2.25	2018: Jul. 27, Oct. 19; 2019: Jan. 25, Apr. 22	J397	12,300,000,000
2029 — Jun. 1	5.75	1998: Feb. 2, May 1, Nov. 2; 1999: May 3, Oct. 15; 2000: Apr. 24, Oct. 16; 2001: Apr. 23	WL43	10,598,959,000
2029 — Sep. 1	3.50	2024: Apr. 8, May 10, Jun. 7, Jul. 4, Aug. 8, Sep. 12	R895	30,000,000,000
2029 — Dec. 1	2.25	2022: Mar. 29	N670	5,000,000,000
2030 — Mar. 1	2.75	2024: Oct. 3, Nov. 22, Dec. 20; 2025: Jan. 16, Feb. 14, Mar. 14	S471	33,000,000,000
2030 — Jun. 1	1.25	2019: Jul. 26, Oct. 4; 2020: Jan. 17, Mar. 23, Apr. 1, Apr. 6, May 8, Jun. 22, Jul. 13, Aug. 10, Aug. 28, Sep. 28	K379	44,200,000,000
2030 — Sep. 1	2.75	2025: Apr. 11, Apr. 25, May 9, Jun. 6, Jul. 11, Aug. 7, Aug. 21, Sep. 4	T388	42,000,000,000
2030 — Dec. 1	0.50	2020: Oct. 5, Oct. 21, Nov. 16, Dec. 23; 2021: Jan. 11, Feb. 1, Mar. 8, Mar. 29	L443	40,000,000,000
2031 — Jun. 1	1.50	2021: Apr. 26, May 10, Jun. 16, Jul. 5, Jul. 23, Aug. 6, Sep. 7, Sep. 29	M276	42,000,000,000
2031 — Dec. 1	1.50	2021: Oct. 25, Nov. 3, Dec. 1, Dec. 22; 2022: Jan. 10, Feb. 7, Mar. 2	N266	32,000,000,000
2031 — Dec. 1	4.00	1999: Mar. 8, Jun. 8, Sep. 7, Dec. 6; 2000: Mar. 6, Jun. 5, Sep. 5, Dec. 11; 2001: Mar. 5, Jun. 11, Sep. 24, Dec. 10; 2002: Mar. 18, Jun. 10, Sep. 16, Dec. 9; 2003: Mar. 17	WV25	10,465,056,000	(2)
2032 — Mar. 1	3.00	2025: Feb. 26	S968	2,000,000,000
2032 — Jun. 1	2.00	2022: Mar. 16, Apr. 25, May 4, May 27, Jun. 27, Jul. 11	N597	24,000,000,000
2032 — Dec. 1	2.50	2022: Aug. 8, Aug. 29, Sep. 26, Oct.7, Nov. 7, Dec. 28	P329	21,000,000,000
2033 — Jun. 1	2.75	2023: Feb. 6, Feb. 27, Mar. 17, Apr. 10, May 26	Q236	19,000,000,000
2033 — Jun. 1	5.75	2001: Oct. 15; 2002: Jan. 21, Mar. 4, May 6, Jul. 15, Nov. 25; 2003: Jan. 20, Mar. 3, Apr. 14, Jul. 14, Aug. 25, Nov. 10; 2004: Jan. 19, Mar. 1	XG49	11,988,905,000
2033 — Dec. 1	3.25	2023: Jun. 26, Aug. 8, Sep. 1, Sep. 29, Oct. 23, Dec. 1	Q723	21,000,000,000
2034 — Mar. 1	3.50	2024: Mar. 5, Oct. 17	R713	6,000,000,000
2034 — Jun. 1	3.00	2023: Dec. 27; 2024: Jan. 29, Feb. 23, Apr. 1, Apr. 22, May 24, Jun. 21	R481	34,000,000,000
2034 — Dec. 1	3.25	2024: Jul. 12, Aug. 22, Sep. 26, Oct. 18, Nov. 21, Dec. 13	S216	30,000,000,000
2035 — Jun. 1	3.25	2025: Jan. 10, Feb. 7, Mar. 7, Apr. 4, May 2, May 29, Jun. 26	S620	39,000,000,000
2035 — Dec. 1	3.25	2025: Jul. 3, Aug. 8, Aug. 28, Sep. 25	T537	21,000,000,000
2036 — Dec. 1	3.00	2003: Jun. 9, Sep. 15, Dec. 8; 2004: Mar. 8, Jun. 7, Sep. 7, Dec. 6; 2005: Mar. 7, Jun. 6, Sep. 6, Dec. 5; 2006: Mar. 06, Jun. 5, Oct. 2, Dec. 4; 2007: Mar. 5	XQ21	9,365,499,000	(2)
2037 — Jun. 1	5.00	2004: Jul. 19, Sep. 14, Nov. 8; 2005: Jan. 17, Apr. 11, Jul. 11, Oct. 18; 2006: Jan. 16, May 1, Jul. 24, Oct. 31; 2007: Jan. 15, Jun. 11, Jul. 23, Oct. 9; 2008: Jan. 21; 2009: Jan. 12; 2025: Jul. 25	XW98	12,230,774,000
2041 — Jun. 1	4.00	2008: Jun. 9, Sep. 15, Dec. 15; 2009: Mar. 23, May 19, Jul. 14, Aug. 5, Oct. 20; 2010: Feb. 22, Mar. 22, May 25, Sep. 7, Nov. 22; 2011: Mar. 21	YQ12	13,838,441,000
2041 — Dec. 1	2.00	2007: Jun. 4, Sep. 4, Dec. 10; 2008: Mar. 3, Jun. 2, Sep. 2, Dec. 8; 2009: Mar. 9, Jun. 2, Aug. 31, Dec. 7; 2010: Mar. 1	YK42	9,710,506,000	(2)
2044 — Dec. 1	1.50	2010: May 31, Aug. 30, Dec. 6; 2011: Feb. 28, Jun. 6, Sep. 6, Dec. 5; 2012: Feb. 27, Jun. 4, Sep. 17, Dec. 10, 2013: Feb. 25, Jun. 10, Sep. 16	ZH04	10,982,741,000	(2)
2045 — Dec. 1	3.50	2011: Jun. 13, Aug. 29, Nov. 21; 2012: Mar. 26, May 28, Jul. 24, Sep. 24, Dec. 3; 2013: Feb. 5, Mar. 18, May 27, Aug. 6, Nov. 18; 2014: Feb. 18, Mar. 11	ZS68	16,300,000,000
2047 — Dec. 1	1.25	2013: Dec. 2; 2014: Mar. 3, Jun. 16, Aug. 25, Dec. 15; 2015: Mar. 16, Jun. 8, Sep. 8, Dec. 8; 2016: Mar. 7, Jun. 6, Sep. 19, Dec. 13; 2017: Feb. 13	B949	10,297,672,000	(2)
2048 — Dec. 1	2.75	2014: Jun. 2, Sep. 3, Nov. 17; 2015: Feb. 9, May 25, Aug. 24, Nov. 30; 2016: May 24, Oct. 3, Nov. 28; 2017: Jan. 31, May 23, Aug. 21, Oct. 2	D358	14,900,000,000
2050 — Dec. 1	0.50	2017: Jun. 5, Sep. 15, Dec. 1; 2018: Mar. 5, Jun. 18, Sep. 14, Nov. 30; 2019: Feb. 22, May 24, Sep. 13, Nov. 29; 2020: May 29, Sep. 4, Dec. 4; 2021: Feb. 12	G997	9,641,816,000	(2)
2051 — Dec. 1	2.00	2017: Dec. 22; 2018: Jan. 29, May 25, Aug. 17, Sep. 24, Nov. 2; 2019: Jan. 21, Apr. 29, Aug. 16, Sep. 30, Nov. 18; 2020: Mar. 18, Mar. 27, Apr. 24, Jun. 8, Jul. 27, Aug. 14, Sep. 21, Oct. 19, Nov. 2, Dec. 21; 2021: Jan. 25, Mar. 1, Mar. 22, May 3, May 28, Jun. 25	H722	51,816,529,000
2053 — Dec. 1	1.75	2021: Aug. 3, Aug. 30, Sep. 20, Nov. 1, Nov. 26, Dec. 20; 2022: Jan. 31, Feb. 28, Apr. 4, May 2, Jul. 4, Aug. 2, Oct. 10, Oct. 31, Nov. 25	M680	32,000,000,000
2054 — Dec. 1	0.25	2021: Jun. 4, Sep. 3, Dec. 3; 2022: Mar. 11, May 30, Sep. 6	M433	2,479,092,000	(2)
2055 — Dec. 1	2.75	2023: Jan. 30, Apr. 3, Apr. 28, Jul. 4, Jul. 31, Sep. 25, Nov. 6, Dec. 18; 2024: Feb. 5, Mar. 11, Apr. 29, May 31, Jul. 26, Sep. 6, Oct. 25, Nov. 28	P998	28,750,000,000
2057 — Dec. 1	3.50	2025: Jan. 24, Feb. 28, Apr. 24, May 22, Jul. 17, Sep. 26	S703	17,000,000,000
2064 — Dec. 1	2.75	2014: May 1, Jul. 15, Nov. 25; 2017: Sep. 1, Nov. 20; 2021: May 20, Sep. 27, Nov. 8; 2022: Mar. 25	C939	8,750,000,000

Total Unmatured Marketable Bonds Payable in Canadian Dollars:				$1,204,797,628,500

Unmatured Market Debt (Continued)

TREASURY BILLS

Maturity dates(s)	Yield %	Issue dates	Outstanding at September 30, 2025
Various maturity dates from Oct. 8, 2025 to Sept. 9, 2026	2.433 to 3.543	Various issue dates from Oct. 9, 2024 to Sept. 24, 2025	$305,700,000,000

Total Unmatured Market Debt Payable in Canadian Dollars			$1,510,497,628,500

(B) PAYABLE IN FOREIGN CURRENCY (1) (3)

CANADA BILLS

Maturity dates(s)	Yield(s) %	Original issue amount	Issue date(s)	Outstanding at September 30, 2025
Various maturity dates from Oct. 1, 2025 to May 29, 2026	3.78 to 4.27	USD 3,897,797,000	Various issue dates from Jan. 17, 2025 to Sept. 29, 2025	$5,426,512,983

OTHER MARKETABLE BONDS PAYABLE IN FOREIGN CURRENCIES

Maturity date	Coupon %	Original issue amount	Issue date	Outstanding at September 30, 2025
2026 — May 19	0.750	USD 3,500,000,000	2021 — May 19	4,872,700,000
2028 — Apr. 26	3.750	USD 4,000,000,000	2023 — Apr. 26	5,568,800,000
2029 — Apr. 30	4.625	USD 3,000,000,000	2024 — Apr. 30	4,176,600,000
2030 — Mar. 18	4.000	USD 3,500,000,000	2025 — Mar. 18	4,872,700,000

Total				$19,490,800,000

Total Unmatured Market Debt Payable in Foreign Currency				$24,917,312,983

Total Unmatured Market Debt				$1,535,414,941,483

Unmatured Market Debt (Continued)

(C) CROSS CURRENCY SWAPS

For the cross currency swaps listed below (outstanding as of September 30, 2025), the Government’s Canadian dollar liability has been swapped into a U.S. dollar liability.

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis(4)	Notional amount
2025 — Dec. 8	1.618	$ 133,730,000	Fixed	USD 100,000,000
Dec. 10	1.5417	271,120,000	Fixed	200,000,000
Dec. 14	1.5016	271,800,000	Fixed	200,000,000
Dec. 17	1.4858	274,800,000	Fixed	200,000,000
Dec. 18	1.5262	275,720,000	Fixed	200,000,000
2026 — Feb. 4	1.1557	140,450,000	Fixed	100,000,000
Mar. 3	1.1828	202,290,000	Fixed	150,000,000
Apr. 18	1.2857	128,420,000	Fixed	100,000,000
Apr. 18	1.3094	128,400,000	Fixed	100,000,000
Apr. 19	1.2848	160,662,500	Fixed	125,000,000
Apr. 21	1.3176	127,180,000	Fixed	100,000,000
Apr. 22	1.3136	633,750,000	Fixed	500,000,000
Jul. 18	1.036	258,440,000	Fixed	200,000,000
Jul. 18	1.0394	129,310,000	Fixed	100,000,000
Jul. 21	1.0895	195,555,000	Fixed	150,000,000
Aug. 5	1.0781	262,000,000	Fixed	200,000,000
Aug. 11	1.0029	262,340,000	Fixed	200,000,000
Aug. 12	0.9962	260,960,000	Fixed	200,000,000
Aug. 22	1.04870	255,320,000	Fixed	200,000,000
Aug. 23	0.83100	128,080,000	SOFR	100,000,000
Sep. 1	1.02180	130,620,000	Fixed	100,000,000
Sep. 1	1.02170	156,960,000	Fixed	120,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Sep. 7	1.0605	$ 162,687,500	Fixed	USD 125,000,000
Sep. 19	1.2139	198,045,000	Fixed	150,000,000
Sep. 21	1.1988	131,690,000	Fixed	100,000,000
Sep. 30	0.9705	132,190,000	Fixed	100,000,000
Sep. 30	0.9663	66,290,000	Fixed	50,000,000
Sep. 30	0.9599	132,470,000	Fixed	100,000,000
Oct. 3	0.9769	196,485,000	Fixed	150,000,000
Oct. 4	0.9995	131,250,000	Fixed	100,000,000
Oct. 5	0.9906	164,000,000	Fixed	125,000,000
Oct. 17	1.189	131,930,000	Fixed	100,000,000
Oct. 24	1.1771	230,982,500	Fixed	175,000,000
Oct. 25	1.1357	99,922,500	Fixed	75,000,000
Oct. 26	1.138	133,480,000	Fixed	100,000,000
Oct. 26	1.15210	133,870,000	Fixed	100,000,000
Oct. 28	1.16070	133,660,000	Fixed	100,000,000
Nov. 1	1.23170	334,900,000	Fixed	250,000,000
Nov. 2	1.21510	200,955,000	Fixed	150,000,000
Nov. 3	1.24200	267,740,000	Fixed	200,000,000
Nov. 8	1.18440	147,664,000	Fixed	110,000,000
Nov. 8	1.17350	100,822,500	Fixed	75,000,000
Nov. 21	1.52660	201,195,000	Fixed	150,000,000
Nov. 25	1.55800	200,925,000	Fixed	150,000,000
2027 — Jan. 6	1.74140	133,350,000	Fixed	100,000,000
Jan. 9	1.69530	265,720,000	Fixed	200,000,000
Apr. 7	1.60600	133,800,000	Fixed	100,000,000
Apr. 7	1.60600	133,960,000	Fixed	100,000,000
Apr. 7	1.59640	268,000,000	Fixed	200,000,000
Apr. 7	1.59330	134,130,000	Fixed	100,000,000
Apr. 11	1.55040	133,720,000	Fixed	100,000,000
Apr. 21	1.48350	67,350,000	Fixed	50,000,000
Apr. 24	1.50090	134,670,000	Fixed	100,000,000
Apr. 28	1.52590	339,500,000	Fixed	250,000,000
Apr. 28	1.51570	204,000,000	Fixed	150,000,000
May 9	1.5340	137,500,000	Fixed	100,000,000
May 9	1.53290	274,200,000	Fixed	200,000,000
Jun. 5	1.43600	134,990,000	Fixed	100,000,000
Jun. 5	1.43380	134,900,000	Fixed	100,000,000
Jun. 26	1.49080	132,600,000	Fixed	100,000,000
Jun. 26	1.49860	99,165,000	Fixed	75,000,000
2028 — Feb. 26	2.3080	63,570,000	Fixed	50,000,000
Feb. 27	2.2790	126,670,000	Fixed	100,000,000
Feb. 28	2.2200	126,880,000	Fixed	100,000,000
Mar. 6	2.1774	128,900,000	Fixed	100,000,000
Mar. 6	2.1799	128,890,000	Fixed	100,000,000
Mar. 12	2.2198	258,420,000	Fixed	200,000,000
Mar. 13	2.2420	257,280,000	Fixed	200,000,000
Mar. 26	2.1820	129,060,000	Fixed	100,000,000
Apr. 9	2.1858	191,700,000	Fixed	150,000,000
Apr. 10	2.1570	191,250,000	Fixed	150,000,000
Apr. 18	2.2807	188,775,000	Fixed	150,000,000
Apr. 23	2.3155	126,100,000	Fixed	100,000,000
Apr. 27	2.3482	128,800,000	Fixed	100,000,000
Jun. 4	2.2153	64,915,000	Fixed	50,000,000
Jun. 7	2.2416	130,020,000	Fixed	100,000,000
Jun. 8	2.3135	64,575,000	Fixed	50,000,000
Jun. 12	2.3047	64,900,000	Fixed	50,000,000
Jun. 14	2.2945	64,935,000	Fixed	50,000,000
Jun. 21	1.1467	123,480,000	Fixed	100,000,000
Jun. 22	2.1720	66,575,000	Fixed	50,000,000
Jun. 22	2.1697	133,210,000	Fixed	100,000,000
Jun. 25	2.1213	133,060,000	Fixed	100,000,000
Jun. 25	2.1262	133,040,000	Fixed	100,000,000
Jun. 26	2.1200	66,650,000	Fixed	50,000,000
Jun. 28	2.1010	133,100,000	Fixed	100,000,000
Jun. 28	2.0955	66,500,000	Fixed	50,000,000
Jul. 3	2.1035	132,870,000	Fixed	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Jul. 9	2.1297	$ 65,660,000	Fixed	USD 50,000,000
Jul. 10	2.1274	131,000,000	Fixed	100,000,000
Jul. 13	1.0966	124,950,000	SOFR	100,000,000
Jul. 16	2.1629	197,475,000	Fixed	150,000,000
Jul. 16	2.1561	131,720,000	Fixed	100,000,000
Jul. 16	2.1549	98,752,500	Fixed	75,000,000
Jul. 17	2.1402	65,885,000	Fixed	50,000,000
Jul. 17	2.1310	65,835,000	Fixed	50,000,000
Jul. 17	2.1334	65,830,000	Fixed	50,000,000
Jul. 18	2.1618	131,300,000	Fixed	100,000,000
Jul. 19	2.1017	131,900,000	Fixed	100,000,000
Jul. 20	2.1210	132,260,000	Fixed	100,000,000
Jul. 20	1.0747	125,810,000	SOFR	100,000,000
Jul. 23	2.1222	66,240,000	Fixed	50,000,000
Jul. 24	2.1723	65,645,000	Fixed	50,000,000
Jul. 25	2.2136	131,570,000	Fixed	100,000,000
Jul. 26	2.2344	131,660,000	Fixed	100,000,000
Jul. 26	2.2298	131,460,000	Fixed	100,000,000
Jul. 27	2.2229	65,630,000	Fixed	50,000,000
Jul. 30	2.2773	65,345,000	Fixed	50,000,000
Aug 13	1.0763	125,000,000	SOFR	100,000,000
Aug 27	1.0206	126,210,000	SOFR	100,000,000
Aug 30	1.0743	126,220,000	SOFR	100,000,000
Aug 31	1.0596	126,650,000	SOFR	100,000,000
Sep. 2	0.9883	126,180,000	SOFR	100,000,000
Sep. 14	1.0230	125,870,000	SOFR	100,000,000
Sep. 25	2.4299	129,200,000	Fixed	100,000,000
Oct. 2	2.42330	129,230,000	Fixed	100,000,000
Oct. 3	2.48300	128,200,000	Fixed	100,000,000
Oct. 5	2.48930	128,260,000	Fixed	100,000,000
Oct. 10	1.4432	123,830,000	Fixed	100,000,000
Oct. 16	2.48760	260,400,000	Fixed	200,000,000
Oct. 22	2.51600	130,340,000	Fixed	100,000,000
Oct. 22	2.51630	130,350,000	Fixed	100,000,000
Oct. 29	2.44760	130,520,000	Fixed	100,000,000
Oct. 29	2.43550	130,920,000	Fixed	100,000,000
Oct. 30	2.40560	131,510,000	Fixed	100,000,000
Oct. 30	2.40100	131,460,000	Fixed	100,000,000
Oct. 31	2.39760	131,050,000	Fixed	100,000,000
Nov. 1	2.40860	65,660,000	Fixed	50,000,000
Nov. 3	1.6085	123,670,000	Fixed	100,000,000
Nov. 19	2.37805	132,310,000	Fixed	100,000,000
Nov. 24	1.608	126,710,000	Fixed	100,000,000
Nov. 26	1.668	152,472,000	Fixed	120,000,000
Nov. 29	1.6896	253,860,000	Fixed	200,000,000
Dec. 3	2.30050	132,650,000	Fixed	100,000,000
Dec. 3	2.30070	132,700,000	Fixed	100,000,000
Dec. 4	2.27470	133,040,000	Fixed	100,000,000
Dec. 4	2.26650	133,170,000	Fixed	100,000,000
Dec. 4	2.26180	133,040,000	Fixed	100,000,000
Dec. 10	2.05280	134,220,000	Fixed	100,000,000
Dec. 10	2.03550	268,400,000	Fixed	200,000,000
Dec. 11	2.10190	132,960,000	Fixed	100,000,000
Dec. 11	2.10530	132,750,000	Fixed	100,000,000
Dec. 12	2.05570	133,550,000	Fixed	100,000,000
Dec. 15	1.36	204,432,000	Fixed	160,000,000
Dec. 17	1.3394	257,540,000	Fixed	200,000,000
Dec. 18	2.116	133,880,000	Fixed	100,000,000
Dec. 18	2.11250	133,850,000	Fixed	100,000,000
2029 — Jan. 8	1.89320	134,320,000	Fixed	100,000,000
Jan. 16	1.93840	132,680,000	Fixed	100,000,000
Jan. 22	1.98840	132,950,000	Fixed	100,000,000
Jan. 25	1.96490	133,650,000	Fixed	100,000,000
Feb. 7	1.93640	131,400,000	Fixed	100,000,000
Mar. 13	1.76100	134,190,000	Fixed	100,000,000
Mar. 25	2.31	125,600,000	Fixed	100,000,000
Apr. 5	1.70510	133,310,000	Fixed	100,000,000
Apr. 8	1.69880	133,610,000	Fixed	100,000,000
Apr. 10	1.72730	133,230,000	Fixed	100,000,000
Apr. 17	1.79980	133,150,000	Fixed	100,000,000
Apr. 17	1.75810	133,780,000	Fixed	100,000,000
Apr. 18	1.78000	133,720,000	Fixed	100,000,000
Apr. 18	1.78280	133,490,000	Fixed	100,000,000
Apr. 18	1.77920	133,560,000	Fixed	100,000,000
Apr. 24	1.76000	133,860,000	Fixed	100,000,000
Apr. 29	1.67900	135,030,000	Fixed	100,000,000
Apr. 29	1.69380	134,980,000	Fixed	100,000,000
Apr. 30	1.69280	134,920,000	Fixed	100,000,000
May 6	1.71920	134,680,000	Fixed	100,000,000
May 8	1.72130	134,560,000	Fixed	100,000,000
May 8	1.71700	134,470,000	Fixed	100,000,000
May 16	1.68930	134,580,000	Fixed	100,000,000
May 17	1.63650	134,800,000	Fixed	100,000,000
May 22	1.64400	134,910,000	Fixed	100,000,000
May 22	1.67090	134,740,000	Fixed	100,000,000
May 23	1.73500	134,240,000	Fixed	100,000,000
May 23	1.74300	134,120,000	Fixed	100,000,000
May 28	1.67270	134,880,000	Fixed	100,000,000
May 28	1.64800	134,860,000	Fixed	100,000,000
Jun. 6	2.9538	252,460,000	Fixed	200,000,000
Jul. 17	1.59960	130,250,000	Fixed	100,000,000
Jul. 20	3.117	323,750,000	Fixed	250,000,000
Jul. 26	1.45170	131,270,000	Fixed	100,000,000
Oct. 29	1.5009	130,670,000	Fixed	100,000,000
Nov. 22	1.4695	132,240,000	Fixed	100,000,000
Nov. 26	1.4675	132,640,000	Fixed	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2030 — Mar. 28	2.3565	$ 314,350,000	Fixed	USD 250,000,000
May 11	3.0564	258,500,000	Fixed	200,000,000
Jun. 22	3.3531	325,875,000	Fixed	250,000,000
Jul. 8	0.5507	135,470,000	Fixed	100,000,000
Jul. 20	0.4983	135,450,000	Fixed	100,000,000
Jul. 24	0.4985	134,330,000	Fixed	100,000,000
Jul. 31	0.4775	133,630,000	Fixed	100,000,000
Aug. 6	0.43851	134,160,000	Fixed	100,000,000
Aug. 7	0.476	132,530,000	Fixed	100,000,000
Aug. 14	0.6126	132,650,000	Fixed	100,000,000
Aug. 18	0.6162	132,470,000	Fixed	100,000,000
Aug. 21	0.5588	131,680,000	Fixed	100,000,000
Aug. 27	0.5938	132,030,000	Fixed	100,000,000
Sep. 3	0.636	130,230,000	Fixed	100,000,000
Sep. 17	0.5609	131,590,000	Fixed	100,000,000
Sep. 25	0.557	133,510,000	Fixed	100,000,000
Oct. 1	0.5463	133,730,000	Fixed	100,000,000
Oct. 8	0.5965	132,660,000	Fixed	100,000,000
Oct. 16	0.5815	131,250,000	Fixed	100,000,000
Oct. 18	3.5106	138,440,000	Fixed	100,000,000
Oct. 18	3.537	277,460,000	Fixed	200,000,000
Oct. 22	0.5984	131,840,000	Fixed	100,000,000
Nov. 2	0.6051	133,500,000	Fixed	100,000,000
Nov. 5	0.692	131,150,000	Fixed	100,000,000
Nov. 25	0.6933	130,880,000	Fixed	100,000,000
2031 — Mar. 25	2.3489	314,900,000	Fixed	250,000,000
Apr. 8	1.5197	125,500,000	Fixed	100,000,000
Apr. 14	1.5041	125,340,000	Fixed	100,000,000
Apr. 15	1.5011	125,650,000	Fixed	100,000,000
Apr. 16	1.5155	125,530,000	Fixed	100,000,000
Apr. 26	1.544	125,100,000	Fixed	100,000,000
Apr. 27	1.5093	124,880,000	Fixed	100,000,000
Apr. 30	1.5735	123,940,000	Fixed	100,000,000
May 5	1.5527	245,840,000	Fixed	200,000,000
May 11	1.5196	121,960,000	Fixed	100,000,000
May 17	1.6025	121,300,000	Fixed	100,000,000
May 18	1.5521	242,360,000	Fixed	200,000,000
May 21	1.5841	120,700,000	Fixed	100,000,000
May 28	1.4593	121,160,000	Fixed	100,000,000
Jun. 3	1.5156	120,320,000	Fixed	100,000,000
Jun. 3	1.5323	120,320,000	Fixed	100,000,000
Jun. 3	1.514	120,500,000	Fixed	100,000,000
Jun. 7	1.4932	120,740,000	Fixed	100,000,000
Jun. 7	1.5157	121,060,000	Fixed	100,000,000
Jul. 6	1.4013	123,980,000	Fixed	100,000,000
Jul. 9	1.2921	124,360,000	Fixed	100,000,000
Jul. 19	1.2947	125,430,000	Fixed	100,000,000
Jul. 20	1.2834	125,850,000	Fixed	100,000,000
Jul. 21	1.1671	127,600,000	Fixed	100,000,000
Jul. 27	1.2222	125,910,000	Fixed	100,000,000
Aug. 11	1.2192	125,530,000	SOFR	100,000,000
Aug. 12	1.2528	125,600,000	SOFR	100,000,000
Aug. 16	1.277	125,140,000	Fixed	100,000,000
Aug. 18	1.1565	125,760,000	Fixed	100,000,000
Sep. 16	1.1986	126,650,000	Fixed	100,000,000
Sep. 17	1.2238	126,470,000	SOFR	100,000,000
Oct. 4	1.4766	127,120,000	SOFR	100,000,000
Oct. 4	3.12	341,875,000	Fixed	250,000,000
Oct. 5	1.4758	126,700,000	SOFR	100,000,000
Oct. 6	3.0656	341,325,000	Fixed	250,000,000
Oct. 7	3.1678	340,350,000	Fixed	250,000,000
Nov. 4	1.719	124,000,000	Fixed	100,000,000
Nov. 5	1.7159	155,212,500	SOFR	125,000,000
Nov. 12	1.5906	149,412,000	SOFR	120,000,000
Nov. 17	1.667	156,575,000	SOFR	125,000,000
Nov. 19	1.7309	144,670,000	SOFR	115,000,000
Dec. 2	1.5398	165,971,000	SOFR	130,000,000
Dec. 3	1.578	223,037,500	SOFR	175,000,000
Dec. 3	1.5906	159,337,500	SOFR	125,000,000
Dec. 6	1.4832	224,420,000	SOFR	175,000,000
Dec. 7	1.528	254,940,000	SOFR	200,000,000
Dec. 13	1.5121	253,740,000	Fixed	200,000,000
Dec. 13	1.5258	158,562,500	SOFR	125,000,000
Dec. 14	1.5218	190,770,000	SOFR	150,000,000
Dec. 16	1.4338	256,660,000	Fixed	200,000,000
Dec. 20	1.3889	255,640,000	Fixed	200,000,000
Dec. 20	1.3677	319,900,000	Fixed	250,000,000
Dec. 21	1.3289	384,990,000	Fixed	300,000,000
Dec. 22	1.3078	271,824,000	Fixed	210,000,000
2032 — Jan. 6	1.6113	126,910,000	Fixed	100,000,000
Jan. 10	1.6739	261,641,500	SOFR	205,000,000
Jan. 11	1.7143	266,385,000	SOFR	210,000,000
Jan. 18	1.7179	187,350,000	SOFR	150,000,000
Jan. 20	1.8788	250,120,000	Fixed	200,000,000
Jan. 24	1.8458	124,820,000	Fixed	100,000,000
Jan. 31	1.7826	253,720,000	Fixed	200,000,000
Jan. 31	1.7811	254,000,000	Fixed	200,000,000
Feb. 1	1.7526	255,840,000	Fixed	200,000,000
Feb. 2	1.7696	191,010,000	SOFR	150,000,000
Feb. 7	1.8043	190,290,000	SOFR	150,000,000
Feb. 11	1.8539	190,215,000	Fixed	150,000,000
Feb. 15	1.9473	190,185,000	SOFR	150,000,000
Feb. 17	1.9494	127,210,000	SOFR	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Feb. 18	1.9783	$ 126,990,000	SOFR	USD 100,000,000
Feb. 28	1.9304	257,200,000	SOFR	200,000,000
Mar. 1	1.9341	350,625,000	SOFR	275,000,000
Mar. 7	1.8011	252,800,000	Fixed	200,000,000
Mar. 9	1.709	254,840,000	Fixed	200,000,000
Mar. 9	1.6941	255,480,000	Fixed	200,000,000
Mar. 10	1.7894	257,360,000	SOFR	200,000,000
Mar. 10	1.8237	193,080,000	SOFR	150,000,000
Mar. 14	1.9257	159,937,500	SOFR	125,000,000
Mar. 15	1.9721	254,480,000	Fixed	200,000,000
Mar. 16	2.097	127,450,000	SOFR	100,000,000
Mar. 21	2.1836	253,420,000	SOFR	200,000,000
Mar. 21	2.1696	221,550,000	SOFR	175,000,000
Mar. 28	2.3912	250,780,000	Fixed	200,000,000
Mar. 30	2.4793	188,625,000	Fixed	150,000,000
Apr. 6	2.4131	312,325,000	Fixed	250,000,000
Apr. 6	2.4559	124,850,000	Fixed	100,000,000
Apr. 7	2.4816	248,880,000	Fixed	200,000,000
Apr. 7	2.5076	187,050,000	Fixed	150,000,000
Apr. 8	2.5719	249,760,000	Fixed	200,000,000
Apr. 8	2.5546	125,120,000	Fixed	100,000,000
Apr. 8	2.5484	312,600,000	Fixed	250,000,000
Apr. 11	2.5845	188,805,000	Fixed	150,000,000
Apr. 12	2.6206	251,680,000	SOFR	200,000,000
Jun. 7	3.005	188,520,000	SOFR	150,000,000
Jul. 28	2.7616	321,800,000	SOFR	250,000,000
Jul. 29	2.7853	193,185,000	SOFR	150,000,000
Jul. 29	2.76	193,425,000	SOFR	150,000,000
Aug. 2	2.636	257,140,000	SOFR	200,000,000
Aug. 3	2.6568	257,060,000	SOFR	200,000,000
Aug. 4	2.55	128,730,000	Fixed	100,000,000
Aug. 5	2.745	128,500,000	SOFR	100,000,000
Aug. 5	2.7449	192,675,000	SOFR	150,000,000
Aug. 8	2.6884	128,420,000	Fixed	100,000,000
Aug. 8	2.6764	128,640,000	Fixed	100,000,000
Aug. 8	2.685	128,580,000	Fixed	100,000,000
Aug. 18	3.1672	138,100,000	SOFR	100,000,000
Aug. 26	3.0725	129,810,000	SOFR	100,000,000
Aug. 26	3.1025	129,800,000	SOFR	100,000,000
Aug. 26	3.0897	259,520,000	SOFR	200,000,000
Aug. 29	3.0957	258,860,000	SOFR	200,000,000
Aug. 29	3.0844	129,380,000	SOFR	100,000,000
Aug. 29	3.1019	258,340,000	SOFR	200,000,000
Aug. 29	3.0705	129,440,000	SOFR	100,000,000
Aug. 31	3.0794	260,400,000	SOFR	200,000,000
Aug. 31	3.102	130,000,000	SOFR	100,000,000
Sep. 1	3.087	262,000,000	SOFR	200,000,000
Sep. 1	3.071	131,000,000	SOFR	100,000,000
Oct. 13	3.4111	345,175,000	Fixed	250,000,000
Oct. 20	3.38	137,850,000	Fixed	100,000,000
Nov. 3	3.2291	273,000,000	SOFR	200,000,000
Nov. 3	3.2274	136,480,000	SOFR	100,000,000
Nov. 8	3.47	270,560,000	SOFR	200,000,000
Nov. 14	3.4708	336,250,000	Fixed	250,000,000
Nov. 16	3.1596	132,720,000	Fixed	100,000,000
Nov. 18	3.0839	133,290,000	Fixed	100,000,000
Nov. 21	3.0946	334,750,000	Fixed	250,000,000
Nov. 25	3.037	134,150,000	Fixed	100,000,000
Nov. 25	3.025	133,960,000	Fixed	100,000,000
Nov. 25	3.02	133,870,000	Fixed	100,000,000
Nov. 28	2.9782	334,575,000	Fixed	250,000,000
Nov. 28	2.9856	133,970,000	Fixed	100,000,000
Nov. 29	2.96	133,780,000	Fixed	100,000,000
Dec. 1	2.9978	135,510,000	Fixed	100,000,000
Dec. 1	2.99	135,420,000	Fixed	100,000,000
Dec. 1	2.98	135,660,000	Fixed	100,000,000
Dec. 1	2.9926	135,880,000	Fixed	100,000,000
Dec. 5	2.8769	336,125,000	Fixed	250,000,000
Dec. 6	2.822	134,700,000	Fixed	100,000,000
2033 — Jan. 12	3.124	134,350,000	Fixed	100,000,000
Jan. 19	2.874	133,950,000	Fixed	100,000,000
Feb. 14	3.1042	200,385,000	Fixed	150,000,000
Feb. 27	3.396	338,375,000	SOFR	250,000,000
Feb. 27	3.338	271,200,000	SOFR	200,000,000
Feb. 28	3.3934	136,340,000	Fixed	100,000,000
Mar. 3	3.346	272,660,000	SOFR	200,000,000
Mar. 3	3.3245	407,730,000	SOFR	300,000,000
Mar. 3	3.3965	136,060,000	SOFR	100,000,000
Apr. 20	3.0569	267,820,000	Fixed	200,000,000
Apr. 24	3.027	134,750,000	Fixed	100,000,000
Apr. 24	3.0021	201,765,000	Fixed	150,000,000
Apr. 26	2.92	135,470,000	SOFR	100,000,000
May 3	2.8692	149,160,000	SOFR	110,000,000
May 4	2.841	204,360,000	SOFR	150,000,000
May 5	2.7805	272,420,000	SOFR	200,000,000
May 9	2.9129	150,337,600	SOFR	112,000,000
Jun. 5	3.1661	274,922,900	SOFR	203,000,000
Jun. 13	3.3941	202,768,000	SOFR	152,000,000
Jun. 27	3.3527	132,030,000	SOFR	100,000,000
Jun. 28	3.283	328,850,000	SOFR	250,000,000
Jun. 29	3.2953	328,925,000	SOFR	250,000,000
Jul. 19	3.3951	488,437,000	Fixed	370,000,000
Aug. 3	3.5811	266,000,000	Fixed	200,000,000
Aug. 4	3.6346	133,460,000	Fixed	100,000,000
Aug. 9	3.5806	267,020,000	Fixed	200,000,000
Aug. 10	3.461	269,480,000	Fixed	200,000,000
Aug. 30	3.6587	204,120,000	Fixed	150,000,000
Sep. 1	3.5816	270,520,000	SOFR	200,000,000
Sep. 5	3.5575	270,900,000	Fixed	200,000,000
Sep. 11	3.6807	136,510,000	Fixed	100,000,000
Sep. 11	3.673	136,700,000	Fixed	100,000,000
Sep. 14	3.7123	203,325,000	Fixed	150,000,000
Oct. 13	3.932	272,180,000	Fixed	200,000,000
Oct. 16	4.001	136,540,000	Fixed	100,000,000
Oct. 20	4.1125	273,900,000	Fixed	200,000,000
Oct. 31	4.0000	138,570,000	Fixed	100,000,000
Oct. 31	4.0121	208,020,000	Fixed	150,000,000
Nov. 3	3.9455	207,900,000	Fixed	150,000,000
Nov. 7	3.7372	137,000,000	SOFR	100,000,000
2034 — Jan. 11	3.2053	334,975,000	SOFR	250,000,000
Jan. 11	3.2113	200,955,000	SOFR	150,000,000
Jan. 23	3.5	269,600,000	SOFR	200,000,000
Jan. 29	3.4596	202,650,000	SOFR	150,000,000
Jan. 31	3.468	134,430,000	SOFR	100,000,000
Feb. 1	3.4484	134,160,000	SOFR	100,000,000
Feb. 5	3.297	168,025,000	SOFR	125,000,000
Feb. 5	3.2958	134,490,000	SOFR	100,000,000
Feb. 9	3.4484	168,287,500	SOFR	125,000,000
Feb. 9	3.4484	484,920,000	SOFR	360,000,000
Feb. 9	3.4484	134,700,000	SOFR	100,000,000
Feb. 16	3.5477	203,205,000	SOFR	150,000,000
Mar. 20	3.4832	407,610,000	SOFR	300,000,000
Mar. 20	3.4882	135,880,000	SOFR	100,000,000
Mar. 21	3.4966	272,080,000	SOFR	200,000,000
Mar. 21	3.5134	135,350,000	SOFR	100,000,000
Mar. 22	3.4467	169,675,000	SOFR	125,000,000
Apr. 8	3.5908	269,660,000	SOFR	200,000,000
Apr. 9	3.5464	135,870,000	Fixed	100,000,000
Apr. 15	3.6777	204,990,000	SOFR	150,000,000
Apr. 15	3.7159	137,070,000	SOFR	100,000,000
Apr. 19	3.703	482,825,000	SOFR	350,000,000
Apr. 22	3.703	206,925,000	SOFR	150,000,000
May 8	3.6349	273,060,000	SOFR	200,000,000
July 18	3.3579	205,380,000	SOFR	150,000,000
July 18	3.3506	273,580,000	SOFR	200,000,000
Nov. 29	3.2792	281,440,000	SOFR	200,000,000
Dec. 4	3.135	351,875,000	SOFR	250,000,000
Dec. 5	3.0917	280,780,000	SOFR	200,000,000
Dec. 5	3.0893	140,520,000	SOFR	100,000,000
Dec. 5	3.111	140,620,000	SOFR	100,000,000
2035 — Jan. 21	3.3247	215,805,000	SOFR	150,000,000
Jan. 23	3.229	216,255,000	SOFR	150,000,000
Feb. 18	3.114	213,225,000	SOFR	150,000,000
Feb. 18	3.1151	142,180,000	SOFR	100,000,000
Feb. 19	3.113	142,330,000	SOFR	100,000,000
Feb. 19	3.0861	283,140,000	SOFR	200,000,000
Mar. 28	3.1136	213,960,000	SOFR	150,000,000
Apr. 24	3.1942	276,780,000	Fixed	200,000,000
Apr. 30	3.1657	276,900,000	SOFR	200,000,000
May 20	3.2347	279,660,000	SOFR	200,000,000
May 23	3.3629	138,660,000	Fixed	100,000,000
May 27	3.3921	277,640,000	Fixed	200,000,000
Jun. 9	3.241	341,125,000	SOFR	250,000,000
Jun. 10	3.251	341,175,000	SOFR	250,000,000
Jun. 11	3.295	342,325,000	SOFR	250,000,000
Jun. 25	3.27	275,520,000	Fixed	200,000,000
Jun. 26	3.254	274,180,000	SOFR	200,000,000
Aug. 26	3.425	346,425,000	SOFR	250,000,000

		$ 78,436,727,000		USD 59,557,000,000

Unmatured Market Debt (Continued)

For the cross currency swaps listed below (outstanding as of September 30, 2025), the Government’s Canadian dollar liability has been swapped into a euro liability.

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis(4)	Notional amount
2026 — Feb. 8	1.17530	$153,574,400	Fixed	EUR 100,000,000
Apr. 8	1.6290	149,880,096	Fixed	100,000,000
Aug. 15	1.70460	244,125,000	Fixed	175,000,000
Oct. 3	1.4043	72,400,000	Fixed	50,000,000
2027 — Jan. 13	1.69020	138,700,000	Fixed	100,000,000
Jan. 17	1.72790	139,550,000	Fixed	100,000,000
Jan. 17	1.72220	139,530,000	Fixed	100,000,000
Jan. 23	1.74670	141,050,000	Fixed	100,000,000
Jan. 23	1.76540	141,250,000	Fixed	100,000,000
Jan. 25	1.71050	143,000,000	Fixed	100,000,000
Jan. 27	1.80010	140,720,000	Fixed	100,000,000
Feb. 6	1.74160	140,560,000	Fixed	100,000,000
Mar. 22	2.0333	139,220,000	Fixed	100,000,000
Apr. 28	1.52260	295,440,000	Fixed	200,000,000
May 20	2.8798	135,120,000	Fixed	100,000,000
Jul. 18	1.87360	145,300,000	Fixed	100,000,000
Oct. 3	1.4305	144,720,000	Fixed	100,000,000
2028 — Jan. 15	2.1719	150,950,000	Fixed	100,000,000
Jan. 23	2.2310	76,155,000	Fixed	50,000,000
Jan. 24	2.2238	152,510,000	Fixed	100,000,000
Feb. 1	2.2880	153,130,000	Fixed	100,000,000
Feb. 2	2.2815	76,505,000	Fixed	50,000,000
Feb. 7	2.3681	309,800,000	Fixed	200,000,000
Feb. 13	2.3452	154,400,000	Fixed	100,000,000
Feb. 14	2.3418	154,270,000	Fixed	100,000,000
Sep. 13	1.0101	149,720,000	Fixed	100,000,000
2029 — Feb. 20	1.93070	149,710,000	Fixed	100,000,000
May 16	1.67350	150,990,000	Fixed	100,000,000
Jun. 17	1.47780	150,300,000	Fixed	100,000,000
Jun. 27	1.45330	299,820,000	Fixed	200,000,000
Jul. 5	1.45600	44,373,000	Fixed	30,000,000
Jul. 15	1.57600	147,190,000	Fixed	100,000,000
Jul. 16	1.61500	146,730,000	Fixed	100,000,000
Aug. 23	1.19040	147,360,000	Fixed	100,000,000
Aug. 28	1.21000	148,160,000	Fixed	100,000,000
Aug. 30	1.11080	147,590,000	Fixed	100,000,000
Aug. 30	1.12240	147,300,000	Fixed	100,000,000
Sep. 23	1.40310	293,740,000	Fixed	200,000,000
Oct. 21	1.5616	134,596,000	Fixed	92,000,000
Nov. 14	1.5996	145,750,000	Fixed	100,000,000
Nov. 15	1.538	145,880,000	Fixed	100,000,000
Nov. 17	3.19000	276,800,000	Fixed	200,000,000
2030 — Jan. 6	1.6261	145,160,000	Fixed	100,000,000
Jan. 10	1.5776	289,516,000	Fixed	200,000,000
Jan. 15	1.6098	145,040,000	Fixed	100,000,000
Jan. 15	1.6121	145,150,000	Fixed	100,000,000
Feb. 18	1.3795	143,920,000	Fixed	100,000,000
Jun. 8	0.6676	130,041,500	Fixed	85,000,000
Jun. 11	0.6341	129,327,500	Fixed	85,000,000
Jun. 25	0.5443	129,956,500	Fixed	85,000,000
Jul. 2	0.5175	153,970,000	Fixed	100,000,000
Jul. 10	0.5315	153,460,000	Fixed	100,000,000
Jul. 21	0.504	155,010,000	Fixed	100,000,000
Jul. 22	0.4989	155,100,000	Fixed	100,000,000
Jul. 23	0.5137	154,030,000	Fixed	100,000,000
Jul. 30	0.4978	157,020,000	Fixed	100,000,000
Aug. 13	0.5423	156,790,000	Fixed	100,000,000
Aug. 26	0.5462	155,810,000	Fixed	100,000,000
Sep. 1	0.5824	155,560,000	Fixed	100,000,000
Sep. 4	0.577	155,050,000	Fixed	100,000,000
Sep. 18	0.5374	156,230,000	Fixed	100,000,000
Sep. 24	0.553	156,400,000	Fixed	100,000,000
Oct. 7	0.5922	156,200,000	Fixed	100,000,000
Oct. 19	0.5458	154,750,000	Fixed	100,000,000
Oct. 26	0.6272	155,520,000	Fixed	100,000,000
Oct. 27	0.6553	155,610,000	Fixed	100,000,000
Nov. 12	0.775	153,270,000	Fixed	100,000,000
Nov. 13	0.794	153,920,000	Fixed	100,000,000
Nov. 19	0.7142	155,440,000	Fixed	100,000,000
2031 — May 3	1.6003	148,910,000	Fixed	100,000,000
May 20	1.5874	147,230,000	Fixed	100,000,000
May 26	1.5575	146,980,000	Fixed	100,000,000
Oct. 21	1.6202	216,090,000	Fixed	150,000,000
2032 — Jan. 7	1.5788	215,955,000	Fixed	150,000,000
Jan. 12	1.7333	215,430,000	Fixed	150,000,000
Jan. 13	1.7145	214,830,000	Fixed	150,000,000
Jan. 20	1.8176	355,825,000	Fixed	250,000,000
Mar. 23	2.2826	138,880,000	Fixed	100,000,000
Mar. 24	2.3852	208,470,000	Fixed	150,000,000
Mar. 24	2.3948	83,208,000	Fixed	60,000,000
Jul. 7	3.0701	100,245,000	Fixed	75,000,000
Nov. 10	3.56260	134,900,000	Fixed	100,000,000
Nov. 10	3.49840	135,110,000	Fixed	100,000,000
2033 — Jan. 5	3.24000	143,980,000	Fixed	200,000,000
Jan. 13	3.05330	288,380,000	Fixed	100,000,000
Feb. 3	2.90280	145,580,000	Fixed	200,000,000
Feb. 15	3.12630	285,900,000	Fixed	100,000,000
Aug. 2	3.51890	145,410,000	Fixed	200,000,000
Aug. 31	3.58500	147,400,000	Fixed	100,000,000
Aug. 31	3.58240	147,430,000	Fixed	100,000,000
Sep. 1	3.55990	295,700,000	Fixed	100,000,000
Sep. 21	3.83060	143,470,000	Fixed	200,000,000
Oct. 3	4.11900	142,620,000	Fixed	100,000,000
2034 — Jan. 22	3.4773	146,590,000	Fixed	100,000,000
Feb. 1	3.446	145,530,000	Fixed	100,000,000
Feb. 15	3.6343	145,260,000	Fixed	100,000,000
Feb. 20	3.5049	145,420,000	Fixed	100,000,000
Feb. 20	3.6011	145,100,000	Fixed	100,000,000
Feb. 23	3.4905	146,150,000	Fixed	100,000,000
Mar. 1	3.545	146,970,000	Fixed	100,000,000
Mar. 4	3.5165	147,070,000	Fixed	100,000,000
Mar. 12	3.3382	147,440,000	Fixed	100,000,000
Mar. 14	3.385	147,380,000	Fixed	100,000,000
Mar. 15	3.4	294,700,000	Fixed	200,000,000
Mar. 20	3.5609	147,520,000	Fixed	100,000,000
Mar. 27	3.48	147,160,000	Fixed	100,000,000
Apr. 15	3.7134	146,870,000	Fixed	100,000,000
May 7	3.775	146,640,000	Fixed	100,000,000
Aug. 29	3.0837	150,360,000	Fixed	100,000,000
Aug. 30	3.0735	149,770,000	Fixed	100,000,000
Oct. 21	3.1564	149,130,000	Fixed	100,000,000
Oct. 28	3.265	149,400,000	Fixed	100,000,000
Nov. 4	3.235	151,360,000	Fixed	100,000,000
Nov. 18	3.264	148,180,000	Fixed	100,000,000
2035 — Jan. 22	3.312	296,840,000	Fixed	200,000,000
Jan. 23	3.2291	149,530,000	Fixed	100,000,000
Feb. 6	3.085	297,600,000	Fixed	200,000,000
Feb. 18	3.0724	156,970,000	Fixed	100,000,000
Feb. 28	3.1016	307,300,000	Fixed	200,000,000
Apr. 4	2.956	155,440,000	Fixed	100,000,000
May 16	3.2441	156,490,000	Fixed	100,000,000
Aug. 2	2.6206	23,532,000	ESTR	15,000,000

		$20,000,754,996		EUR 13,552,000,000

Unmatured Market Debt (Continued)

For the cross currency swaps listed below (outstanding as of September 30, 2025), the Government’s Canadian dollar liability has been swapped into a yen liability.

	Canadian dollar liability		Yen liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2025 — Oct. 2	0.33970	$ 126,400,000	Fixed	JPY 10,000,000,000
Oct. 20	0.32440	125,300,000	Fixed	10,000,000,000
Oct. 23	0.37000	125,300,000	Fixed	10,000,000,000
Nov. 4	0.39570	126,600,000	Fixed	10,000,000,000
Nov. 20	0.43600	125,838,398	Fixed	10,000,000,000
Nov. 26	0.45500	124,595,066	Fixed	10,000,000,000
2026 — Jun. 7	0.94300	109,892,525	Fixed	10,000,000,000
Jun. 15	0.86030	110,465,502	Fixed	10,000,000,000
Jun. 21	0.94610	111,610,880	Fixed	10,000,000,000
Jul. 26	0.80430	116,022,740	Fixed	10,000,000,000
Aug. 24	0.83280	117,453,606	Fixed	10,000,000,000
Aug. 25	0.85900	115,821,172	Fixed	10,000,000,000
Sep. 3	0.85800	114,584,288	Fixed	10,000,000,000
Sep. 7	0.83180	114,626,318	Fixed	10,000,000,000
Nov. 1	1.46940	108,837,614	Fixed	10,000,000,000
Nov. 2	1.44950	108,613,012	Fixed	10,000,000,000
Dec. 1	1.47230	112,069,932	Fixed	10,000,000,000
2029 — May 18	2.83750	150,037,509	Fixed	15,000,000,000
Jun. 9	3.05800	239,762,156	Fixed	25,000,000,000
Jun. 15	3.25100	141,362,737	Fixed	15,000,000,000
Jun. 29	3.31000	190,476,190	Fixed	20,000,000,000
Jul. 5	3.32000	141,576,215	Fixed	15,000,000,000
2030 — Jun. 7	2.95800	292,568,754	Fixed	30,000,000,000
Jun. 8	3.02600	192,400,192	Fixed	20,000,000,000
Jun. 13	3.15800	285,008,550	Fixed	30,000,000,000
Jun. 23	3.45250	189,933,523	Fixed	20,000,000,000
Oct. 17	3.48200	188,679,245	Fixed	20,000,000,000
Oct. 17	3.46630	187,160,771	Fixed	20,000,000,000
2032 — Feb. 1	1.80230	165,892,502	Fixed	15,000,000,000
Mar. 17	2.11500	108,695,652	Fixed	10,000,000,000
Apr. 28	2.73300	150,890,252	Fixed	15,000,000,000
May 6	2.72750	150,285,543	Fixed	15,000,000,000
May 9	2.82490	147,174,254	Fixed	15,000,000,000
May 16	2.97000	149,820,216	Fixed	15,000,000,000
May 27	2.79450	150,966,184	Fixed	15,000,000,000
2033 — Jun. 30	3.25640	91,886,428	Fixed	10,000,000,000
Sep. 20	3.94	274,248,103	Fixed	30,000,000,000
2034 — Mar. 20	3.692	174,398,326	Fixed	20,000,000,000
Mar. 20	3.5544	175,500,176	Fixed	20,000,000,000
Apr. 17	3.768	178,316,690	Fixed	20,000,000,000
Apr. 26	3.7704	177,116,543	Fixed	20,000,000,000
May 10	3.6218	88,300,221	Fixed	10,000,000,000
May 24	3.5964	87,382,034	Fixed	10,000,000,000
Jun. 25	3.3184	86,192,036	Fixed	10,000,000,000
Jun. 28	3.4290	128,073,770	Fixed	15,000,000,000
2035 — Jan. 16	3.5328	91,232,552	Fixed	10,000,000,000
Apr. 1	2.9252	144,508,671	Fixed	15,000,000,000
Apr. 11	3.112	144,369,586	Fixed	15,000,000,000
Apr. 15	3.1608	145,320,674	Fixed	15,000,000,000
May 12	3.147	95,969,290	Fixed	10,000,000,000
May 29	3.2879	143,403,442	Fixed	15,000,000,000
May 30	3.306	95,419,847	Fixed	10,000,000,000
Sep. 5	3.425	139,172,388	Fixed	15,000,000,000
Sep. 12	3.192	94,002,632	Fixed	10,000,000,000
Sep. 21	3.2271	140,400,000	Fixed	15,000,000,000

		$ 7,911,934,908		JPY 795,000,000,000

Unmatured Market Debt (Continued)

For the cross currency swaps listed below (outstanding as of September 30, 2025), the Government’s Canadian dollar liability has been swapped into a pound sterling liability.

	Canadian dollar liability		Pound sterling liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2026 — Mar. 7	1.26820	$142,327,500	Fixed	GBP 75,000,000
Mar. 22	1.31940	131,383,000	Fixed	70,000,000
Mar. 24	1.29830	93,100,000	Fixed	50,000,000
May 19	1.37420	264,510,000	Fixed	150,000,000
Dec. 2	1.58030	200,280,000	Fixed	120,000,000
2027 — Jan. 12	1.67990	160,640,000	Fixed	100,000,000
Jan. 24	1.74510	164,350,000	Fixed	100,000,000
Feb. 1	1.79150	164,200,000	Fixed	100,000,000
Feb. 3	1.80000	165,500,000	Fixed	100,000,000
Feb. 6	1.73900	163,300,000	Fixed	100,000,000
Feb. 13	1.64020	247,050,000	Fixed	150,000,000
Feb. 21	1.77800	81,550,000	Fixed	50,000,000
Feb. 22	1.71720	162,680,000	Fixed	100,000,000
Mar. 6	1.70010	164,070,000	Fixed	100,000,000
Mar. 6	1.70730	164,080,000	Fixed	100,000,000
Mar. 15	1.83300	327,000,000	Fixed	200,000,000
Mar. 16	1.85790	343,665,000	Fixed	210,000,000
2031 — Dec. 21	1.31128	255,435,000	Fixed	150,000,000
2032 — Jan. 21	1.88560	169,960,000	Fixed	100,000,000
Feb. 1	1.75660	256,905,000	Fixed	150,000,000
May 5	2.90460	241,395,000	Fixed	150,000,000
Jun. 10	3.23110	157,130,000	Fixed	100,000,000
Aug. 24	2.95650	192,025,000	Fixed	125,000,000
Sep. 2	3.06310	228,600,000	Fixed	150,000,000
Sep. 2	3.06940	152,490,000	Fixed	100,000,000
Sep. 6	3.18090	227,940,000	Fixed	150,000,000
2033 — Jan. 17	2.86050	163,700,000	Fixed	100,000,000
Jan. 18	2.87480	245,175,000	Fixed	150,000,000
Apr. 19	3.07000	166,070,000	Fixed	100,000,000
Apr. 25	2.97000	167,870,000	Fixed	100,000,000
May 15	2.80500	168,710,000	Fixed	100,000,000
May 25	3.21500	167,830,000	Fixed	100,000,000
May 26	3.22000	168,070,000	Fixed	100,000,000
May 29	3.27500	168,100,000	Fixed	100,000,000
Jul. 27	3.50700	169,370,000	Fixed	100,000,000
Aug. 1	3.58000	170,050,000	Fixed	100,000,000
Aug. 8	3.69500	169,150,000	Fixed	100,000,000
Aug. 18	3.72500	171,910,000	Fixed	100,000,000
Aug. 22	3.70200	172,650,000	Fixed	100,000,000
Oct. 10	4.1483	166,910,000	Fixed	100,000,000
2034 — Feb. 1	3.48	171,130,000	Fixed	100,000,000
Apr. 5	3.6314	170,620,000	Fixed	100,000,000
May 14	3.8193	170,940,000	Fixed	100,000,000
Dec. 18	3.2052	180,500,000	Fixed	100,000,000
2035 — Jan. 13	3.3292	177,060,000	Fixed	100,000,000
Jan. 15	3.4621	175,020,000	Fixed	100,000,000
Mar. 4	2.9272	181,920,000	Fixed	100,000,000
Apr. 8	2.813	184,000,000	Fixed	100,000,000
Apr. 14	3.1995	181,300,000	Fixed	100,000,000
Oct. 24	3.1937	186,190,000	Fixed	100,000,000

		$ 9,235,810,500		GBP 5,500,000,000

Unmatured Market Debt (Continued)

(D) FOREIGN EXCHANGE SWAPS

For the foreign exchange swaps listed below (outstanding as of September 30, 2025), the Government swapped Canadian dollars for U.S. dollars.

	Canadian dollar	U.S. dollar
Maturity date	Notional amount	Notional amount
2025 — Oct. 8	$242,276,003	USD 178,443,611

(E) FOREIGN EXCHANGE FORWARDS

The  Government  entered  into  transactions  to  purchase  (outstanding  as  of  September  30,  2025):  EUR 22,365,000  in  exchange  for USD 26,277,314,  JPY 805,000,000  in  exchange  for  USD 5,484,289, GBP 4,838,000  in  exchange  for  USD 6,550,979,  and  CNH 65,790,000 in  exchange  for  USD  9,262,219; USD  2,235,255,859  in  exchange  for  EUR  1,889,861,000,  USD  468,362,554  in  exchange  for JPY 68,013,000,000, USD 553,944,617 in exchange for GBP 408,875,000, and USD 782,045,040 in exchange for CNH 5,558,030,334.

Notes:

(1)	Non-callable except as otherwise noted.
(2)

Real Return Bonds bear interest adjusted in relation to the CPI for Canada. At maturity, a final payment equal to the sum of inflation compensation from the original issue date to maturity and principal will be made. All amounts shown for these issues include the inflation compensation accrued to date.

(3)	Converted at USD 1.00 = CAD 1.3922, the closing rate on September 29, 2025.
(4)	SOFR - Secured Overnight Financing Rate; ESTR - Euro Short-Term Rate.

Unmatured Market Debt (Continued)

Other Obligations (with Respect to Money Borrowed)

DIRECT OBLIGATIONS (1)

The borrowings listed below are direct obligations of agent enterprise Crown corporations which are agents of Canada and as such constitute direct obligations of the Government of Canada and are a charge on and payable out of the Consolidated Revenue Fund of Canada.

BORROWINGS BY AGENT ENTERPRISE CROWN CORPORATIONS

(millions of dollars)

	Outstanding at March 31, 2025
	Canadian dollar borrowings	Foreign currency borrowings (2)	Total borrowings
Canada Mortgage and Housing Corporation	$247,492	$—	$247,492
Canada Post Corporation	1,788	—	1,788
Export Development Canada	—	61,374	61,374
Farm Credit Canada	—	1,225	1,225
Freshwater Fish Marketing Corporation	42	—	42
Royal Canadian Mint	12	—	12

Total	$249,335	$62,599	$311,934

Source: Public Accounts of Canada 2025 (Volume 1, Table 9.5) and Public Services and Procurement Canada.

Note: Amounts may not add due to rounding.

(1)

The payment of all money borrowed by agent enterprise Crown corporations and interest thereon is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings therefore constitute obligations of the Government and are recorded as such net of borrowings expected to be repaid directly by these corporations. In practice, with few exceptions, all borrowings have been repaid by the agent enterprise Crown corporations.

(3)	Foreign currency equivalent in Canadian dollars.

CONTINGENT LIABILITIES

GUARANTEES PROVIDED BY THE GOVERNMENT AS AT MARCH 31, 2025

(millions of dollars)

	Principal amount outstanding

Guaranteed borrowings of enterprise Crown corporations and other government business enterprises
Agent enterprise Crown corporations	311,934

Other guarantees provided by the Government
Loan guarantees
Agriculture and Agri-Food
Department of Agriculture and Agri-Food
Advance Payments Program—Agricultural Marketing Programs Act	1,847
Loans to farmers under the Canadian Agricultural Loans Act	67
Employment and Workforce Development
Department of Employment and Social Development
Canada Student Loans Act	—
Energy and Natural Resources
Department of Natural Resources
Lower Churchill Hydro Electric Projects	9,204
Finance
Department of Finance
International Bank for Reconstruction and Development	170
Global Affairs
Export Development Canada—Canada Account
Canada Development Investment Corporation—Trans Mountain Corporation	—
Indigenous Services
Department of Indigenous Services
Indian Economic Development Loan Guarantee Program	—	(1)
On-Reserve Housing Loan Guarantee Program
Canada Mortgage and Housing Corporation	1,634
Other approved lenders	242
Innovation, Science and Industry
Department of Industry
Canada Small Business Financing Act	1,373
College of Patent Agents and Trademark Agents	—

Total—Loan guarantees	14,537

Insurance programs managed by the Government
Canadian Heritage
Department of Canadian Heritage
Canada Travelling Exhibitions Indemnification Act	—
Energy and Natural Resources
Department of Natural Resources
Nuclear Liability Account	—
Finance
Department of Finance
Mortgage or Hypothecary Insurance Protection	278,727

Total—Insurance programs managed by the Government	278,727

Other explicit guarantees
Agriculture and Agri-Food
Department of Agriculture and Agri-Food
Price Pooling Program—Agricultural Marketing Programs Act	—

Total—Other explicit guarantees	—

Total—Gross guarantees	605,198

Less: allowance for guarantees	450

Net exposure under guarantees	604,748

Source: Public Accounts of Canada 2025 (Volume 1, Table 11.6).

Note: Amounts may not add due to rounding.

(1)	Less than $500,000.

Supplementary Information

MARKETABLE BONDS (DOMESTIC)

From October 1, 2025 through  October 31, 2025,  Government  of  Canada  domestic  marketable  bonds  outstanding  increased  by $15,150 million to $1,195,699 million. New issues and retirements during this period are detailed below.

Issue or Maturity Date	Coupon (%)	Maturity Date	Issue Amount	Maturing Amount
October 1, 2025	3.00			$10,000,000,000
October 2, 2025	2.75	March 1, 2031	5,250,000,000
October 9, 2025	2.50	November 1, 2027	6,000,000,000
October 16, 2025	3.50	December 1, 2057	3,000,000,000
October 17, 2025	3.00	March 1, 2032	1,500,000,000
October 17, 2025	3.50	December 1, 2056	1,000,000,000
October 23, 2025	3.25	December 1, 2035	5,250,000,000
October 31, 2025	2.50	November 1, 2027	6,000,000,000

			$28,000,000,000	$10,000,000,000

From October 1, 2025 through October 31, 2025, four repurchase operations were held and the following bonds were purchased by the Government. Repurchased bonds are typically cancelled shortly after their settlement.

Repurchase Settlement Date	Coupon (%)	Maturity Date	Issue Amount
October 8, 2025	4.50	November 1, 2025	150,000,000
October 15, 2025	4.50	November 1, 2025	400,000,000
October 15, 2025	4.00	August 1, 2026	100,000,000
October 15, 2025	3.00	February 1, 2027	475,000,000
October 22, 2025	4.50	November 1, 2025	1,000,000,000
October 29, 2025	4.50	November 1, 2025	225,000,000
October 29, 2025	4.00	May 1, 2026	500,000,000

			$2,850,000,000

TREASURY BILLS

From October 1, 2025 through October 31, 2025, treasury bills outstanding remained unchanged at $305,700 million.

CANADA BILLS

From October 1, 2025 through October 31, 2025, Canada Bills outstanding increased by U.S.$1,774 million to U.S.$5,672 million.

CROSS CURRENCY SWAPS

From October 1, 2025  through  October 31, 2025,  Canadian  dollar  liabilities  of  $560,100,000  were  swapped  into  liabilities  of USD 400,000,000; Canadian dollar liabilities of $1,158,923,991 were swapped into liabilities of JPY 125,000,000,000; and Canadian dollar liabilities of $374,530,000 were swapped into liabilities of GBP 200,000,000.

FOREIGN EXCHANGE FORWARDS

As of October 31, 2025, the Government had outstanding transactions to purchase: EUR 12,036,000 in exchange for USD 14,115,577, JPY 412,200,000 in exchange for USD 2,786,958,  GBP  2,808,000  in  exchange  for  USD  3,782,750  and  CNH  33,690,000  in  exchange  for USD 4,734,013; USD 2,167,662,921 in exchange for  EUR  1,856,398,000,  USD  441,285,017  in  exchange  for  JPY  66,787,800,000, USD 534,907,294 in exchange for GBP 401,511,000, and USD 770,507,394 in exchange for CNH 5,457,890,000.

FOREIGN EXCHANGE SWAPS

As of October 31, 2025, the Government had the following foreign exchange swaps (Canadian dollars swapped for U.S. dollars) outstanding:

	Canadian dollar	U.S. dollar
Maturity date	Notional amount	Notional amount
2026 – Jan. 8	$225,539,966	USD 162,421,803